EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 27, 2023

BETWEEN

GLOBUS MEDICAL, INC. AND

GLOBUS MEDICAL NORTH AMERICA, INC.,

THE LENDERS,

U.S. BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT

 CITIZENS BANK, N.A.,
AS SYNDICATION AGENT

ROYAL BANK OF CANADA,
AS DOCUMENTATION AGENT

AND

U.S. BANK NATIONAL ASSOCIATION AND CITIZENS BANK, N.A.,
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

1

2.15	Interest Payment Dates; Interest and Fee Basis	37
2.16	Notification of Borrowings, Interest Rates, Prepayments, and Commitment Reductions	38
2.17	Lending Offices	38
2.18	Non-Receipt of Funds by the Administrative Agent	38
2.19	Sharing of Payments	38
2.2	Letters of Credit	39
2.21	Mitigation Obligations; Replacement of Lenders	44
2.22	Interest Rate Limitation	45
2.23	Defaulting Lenders	45
2.24	[Reserved]	49
2.25	[Reserved]	49
2.26	[Reserved]	49
2.27	Incremental Commitments	49
2.28	Borrower Representative	51
ARTICLE III	YIELD PROTECTION; TAXES	52
3.1	Increased Costs	52
3.2	Certificates for Reimbursement; Delay in Requests	53
3.3	Availability of Types of Borrowings; Adequacy of Interest Rate; Benchmark Replacement	53
3.4	Funding Indemnification	55
3.5	Taxes	56
3.6	Illegality	60
ARTICLE IV	CONDITIONS PRECEDENT	61
4.1	Initial Credit Extension	61
4.2	Each Credit Extension	63
ARTICLE V	REPRESENTATIONS AND WARRANTIES	64
5.1	Existence and Standing	64

2

5.2	Authorization and Validity	64
5.3	No Conflict; Government Consents	64
5.4	Financial Statements	65
5.5	Material Adverse Change	65
5.6	Taxes	65
5.7	Litigation and Contingent Obligations	65
5.8	Subsidiaries	65
5.9	ERISA	66
5.1	Accuracy of Information	66
5.11	Regulation U	66
5.12	Material Agreements	66
5.13	Compliance with Laws	66
5.14	Ownership of Properties	66
5.15	Plan Assets; Prohibited Transactions	66
5.16	Environmental Matters	67
5.17	Investment Company Act	67
5.18	Insurance	67
5.19	Subordinated Indebtedness	67
5.2	Solvency	67
5.21	No Default	68
5.22	Anti-Corruption Laws; Sanctions	68
5.23	Labor Matters	68
5.24	Affected Financial Institution	68
ARTICLE VI	AFFIRMATIVE COVENANTS	68
6.1	Financial Reporting	68
6.2	Use of Proceeds	70

3

6.3	Notice of Material Events	70
6.4	Conduct of Business	71
6.5	Payment of Taxes and Obligations	71
6.6	Insurance	71
6.7	Compliance with Laws and Material Contractual Obligations	71
6.8	Maintenance of Properties	72
6.9	Books and Records; Inspection	72
6.1	[Reserved]	72
6.11	Further Assurances	72
6.12	Anti-Money Laundering Compliance	72
ARTICLE VII	NEGATIVE COVENANTS	73
7.1	Indebtedness	73
7.2	Fundamental Changes	74
7.3	Sale of Property	75
7.4	Investments	75
7.5	Acquisitions	77
7.6	Liens	77
7.7	Restricted Payments	79
7.8	Transactions with Affiliates	79
7.9	Subordinated Indebtedness	79
7.1	[Reserved]	80
7.11	[Reserved]	80
7.12	[Reserved]	80
7.13	Restrictive Agreements	80
7.14	Accounting Changes, etc.	80
7.15	[Reserved]	80

4

7.16	Financial Covenants	80
ARTICLE VIII	DEFAULTS AND REMEDIES	81
8.1	Events of Default	81
8.2	Acceleration; Remedies	83
8.3	Application of Funds	84
ARTICLE IX	THE ADMINISTRATIVE AGENT	85
9.1	Appointment and Authority	85
9.2	Rights as a Lender	85
9.3	Exculpatory Provisions	85
9.4	Reliance by Administrative Agent	86
9.5	Delegation of Duties	87
9.6	Resignation of Administrative Agent	87
9.7	Non-Reliance on Agents and Other Lenders	88
9.8	No Other Duties	88
9.9	Administrative Agent May File Proofs of Claim	88
9.1	[Reserved]	89
9.11	Guarantor Releases	89
9.12	Certain ERISA Matters	89
9.13	Erroneous Payments	90
ARTICLE X	MISCELLANEOUS	92
10.1	Notices; Effectiveness; Electronic Communication	92
10.2	Amendments and Waivers	93
10.3	Expenses; Indemnity; Damage Waiver	95
10.4	Successors and Assigns	97
10.5	Setoff	101
10.6	Payments Set Aside	102

5

10.7	Survival	102
10.8	Governmental Regulation	102
10.9	Headings	102
10.1	Entire Agreement	103
10.11	Several Obligations	103
10.12	Severability of Provisions	103
10.13	Treatment of Certain Information	103
10.14	Nonreliance	105
10.15	No Advisory or Fiduciary Responsibility	105
10.16	PATRIOT Act	106
10.17	Counterparts; Effectiveness	106
10.18	Electronic Execution of Assignments	106
10.19	Document Imaging; Telecopy and PDF Signatures; Electronic Signatures	106
10.2	Governing Law	107
10.21	Jurisdiction	107
10.22	Waiver of Venue	107
10.23	Service of Process	107
10.24	WAIVER OF JURY TRIAL	107
10.25	[Reserved]	107
10.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	107
10.27	Acknowledgement Regarding Any Supported QFCs	108
10.28	Joint and Several Obligations of the Borrowers	109

6

SCHEDULES

SCHEDULE 1	Commitments
SCHEDULE 5.8	Subsidiaries
SCHEDULE 5.14	Properties
SCHEDULE 7.1	Indebtedness
SCHEDULE 7.4	Investments
SCHEDULE 7.6	Liens

EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	[Reserved]
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Notice of Obligations
EXHIBIT E-1	Form of Borrowing Notice
EXHIBIT E-2	Form of Conversion/Continuation Notice
EXHIBIT E-3	Form of Prepayment Notice
EXHIBIT G	Form of Revolving Note
EXHIBITS H-1 to H-4	Forms of U.S. Tax Compliance Certificate

7

CREDIT AGREEMENT

This Credit Agreement, dated as of September 27, 2023, is between GLOBUS MEDICAL, INC., a Delaware corporation (“Globus”) and GLOBUS MEDICAL NORTH AMERICA, INC., a Pennsylvania corporation (“Globus North America” and together with Globus, jointly and severally, each a “Borrower” and collectively, the “Borrowers”), the Lenders,  U.S. Bank National Association, a national banking association, as Administrative Agent, Joint Lead Arranger, and Joint Book Runner, Citizens Bank, N.A., as Syndication Agent, Joint Lead Arranger and Joint Book Runner and Royal Bank of Canada, as Documentation Agent.  The parties hereto agree as follows:

ARTICLE I DEFINITIONS
Definitions

.  As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrowers or any of their Subsidiaries (a) acquires any going-concern business or all or substantially all of the assets of any firm, corporation, limited liability company or partnership, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the outstanding Equity Interests of a corporation that have ordinary voting power for the election of directors (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding Equity Interests of a partnership or limited liability company.

“Adjusted Daily Term SOFR Screen Rate” means, with respect to any Daily Term SOFR Loan, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Daily Term SOFR Screen Rate plus (ii) the SOFR Adjustment.

“Adjusted Term SOFR Screen Rate” means, with respect to any Term SOFR Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Term SOFR Screen Rate for such Interest Period, plus (ii) the SOFR Adjustment.

“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article IX, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries.  A Person shall be deemed to control another Person if the controlling

Person owns 10% or more of any class of Equity Interests of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Equity Interests, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the unexpired Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.  As of the Closing Date, the Aggregate Commitment is $400,000,000.

“Aggregate Revolving Exposure” means, at any time, the aggregate of the Revolving Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) 1.00%, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Adjusted Term SOFR Screen Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Screen Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted Term SOFR Screen Rate shall be effective from the effective date of such change.  If the Alternate Base Rate is being used when Term SOFR Borrowings are unavailable pursuant to Section 2.11 or 3.3, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act, and any other anti-corruption law applicable to the Borrowers and their Subsidiaries.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means, with respect to Loans of any Type and commitment fees at any time, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.1(e):

Level	Leverage Ratio	Term SOFR Rate	Base Rate	Commitment Fee Rate
1	≥3.50 to 1.00	1.6250%	0.6250%	0.2250%
2	<3.50 to 1.00 but ≥ 3.00 to 1.00	1.5000%	0.5000%	0.2000%

3	<3.00 to 1.00 but ≥ 2.00 to 1.00	1.3750%	0.3750%	0.1750%
4	<2.00 to 1.00 but ≥ 1.00 to 1.00	1.2500%	0.2500%	0.1500%
5	<1.00 to 1.00	1.1250%	0.1250%	0.1000%

Adjustments, if any, to the Applicable Margin shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of a Compliance Certificate is required pursuant to Section 6.1(e) until the first day of the first fiscal month immediately following the next such date on which delivery of a Compliance Certificate is so required.  If the Borrowers fail to deliver a Compliance Certificate to the Administrative Agent at the time required pursuant to Section 6.1(e), then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five days after such Compliance Certificate is so delivered.

Notwithstanding the foregoing, Level 5 shall apply until the Administrative Agent receives the applicable Compliance Certificate for the Borrowers’ first fiscal quarter ending after the Closing Date, and adjustments to the Level then in effect shall thereafter be effected in accordance with the preceding paragraph.

Without limitation of any rights of the Administrative Agent and the Lenders under the Loan Documents or Applicable Law, including without limitation pursuant to Sections 2.11 and 8.2, if any financial statement or certification is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrowers shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) promptly pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment the Administrative Agent shall promptly distribute to the Lenders entitled thereto.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Period” is defined in the definition of “Applicable Margin.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means U.S. Bank and Citizens Bank, N.A., and their respective successors, in their capacities as Joint Lead Arranger and Joint Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the chief executive officer, chief financial officer or chief operating office of the Borrower Representative, acting singly.

“Available Aggregate Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the aggregate Revolving Exposures at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.

“Base Rate Borrowing” means a Borrowing that, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Base Rate Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Benchmark” means, initially, in the case of Term SOFR Borrowings, the Term SOFR Screen Rate and, in the case of Daily Term SOFR Loans, the Daily Term SOFR Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.3(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.3(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)Daily Simple SOFR; or

(2)the sum of:  (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) of the definition of “Benchmark Replacement” for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing” and “Term SOFR Borrowing,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Daily Term SOFR Loan”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; and

(3)in the case of an Early Opt-in Election, the Business Day specified by the Administrative Agent in the notice of the Early Opt-in Election provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Central time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all

Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrowers” is defined in the opening paragraph hereof.

“Borrower Materials” is defined in Section 10.13(b).

“Borrower Representative” is defined in Section 2.28.

“Borrowing” means a borrowing hereunder (a) made by some or all of the Lenders on the same Borrowing Date or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same currency and Type and, in the case of Term SOFR Loans, for the same Interest Period.  The term “Borrowing” excludes Swingline Loans.

“Borrowing Date” means a date on which a Borrowing or Swingline Loan is made or a Letter of Credit is issued.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR or the Term SOFR Screen Rate or the Daily Term SOFR Screen Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Expenditures” means, with reference to any period, without duplication, any expenditures for purchase or other acquisition of any Property that would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrowers and their Subsidiaries prepared in accordance with GAAP, calculated on a consolidated basis for such period.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to deposit in the L/C Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Revolving Lenders, as collateral for L/C Obligations or obligations of Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank.

“Cash Collateral” has a meaning correlative to the foregoing and includes the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000, in each case which provide for payment of both principal and interest (and not principal alone or interest alone) and are not subject to any contingency regarding the payment of principal or interest, (e) shares of money market mutual funds that are rated at least AAAm or AAAg by S&P or P-1 or better by Moody’s, and (f) other investments made in the ordinary course of business and consistent with Globus’ investment policy, as delivered to the Administrative Agent prior to the Closing Date.

“Cash Management Services” means any banking services that are provided to any Borrower or any Subsidiary by the Administrative Agent or any other Lender or any Affiliate of any of the foregoing (at the time such banking service is entered into), including without limitation:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) freight payable transactions, (g) automated clearing house or wire transfer services, or (h) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert (other than David Paul and any revocable or irrevocable trust established for his benefit or the benefit of his spouse, ex-spouse, domestic partner, ex-domestic partner, parents, grandparents, lineal descendants, ancestor of a lineal descendant, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption)), of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of voting Equity Interests of the Borrowers on a fully diluted basis; (b) within any 12-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of any Borrower by Persons who were neither (i) members of the board of directors of any Borrower as of the Closing Date, nor (ii) nominated by the board of directors of any Borrower, nor (iii) appointed or approved by directors so nominated; or (c) Globus ceases to own, free and clear of all Liens or other encumbrances  (other than Liens created pursuant to any Loan Document), at least 100% of the outstanding voting Equity Interests of each of its Subsidiaries on a fully diluted basis  (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date as set forth on Schedule 5.8 or the later acquisition thereof), except where failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date on which the conditions in Section 4.1 are satisfied and the initial Credit Extension is made.

 “Code” means the Internal Revenue Code of 1986.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Letters of Credit issued upon the application of and Swingline Loans made to, the Borrowers, in an amount not exceeding the amount set forth in Schedule 1, as it may be modified (i) pursuant to Section 2.7, (ii) as a result of any assignment that has become effective pursuant to Section 10.4(b) or (iii) otherwise from time to time pursuant to the terms hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).

“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit C.

 “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrowers and their Subsidiaries calculated on a consolidated basis as of such time.

“Constituent Documents” means, with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning the disposition of Equity Interests of such Person or voting rights among such Person’s owners.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person (a) assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, (b) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (c) otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 10.27.

“Credit Extension” means a Borrowing, the making of a Swingline Loan, or the issuance or Modification of a Letter of Credit.

“Daily Simple SOFR” means for any day, an interest rate per annum equal to SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Term SOFR Loan” means a Swingline Loan that, except as otherwise provided in Section 2.11, bears interest at the Daily Term SOFR Rate.

“Daily Term SOFR Rate” means, with respect to a Swingline Loan, the sum of (a) the Adjusted Daily Term SOFR Screen Rate, plus (b) the Applicable Margin for Term SOFR Loans.

“Daily Term SOFR Screen Rate” means, with respect to a Swingline Loan, the one-month Term SOFR rate quoted by the Administrative Agent from the Screen for each Business Day of such Swingline Loan (such Business Day, the “Determination Date”).  If as of 5:00 p.m. (New York time) on any Determination Date, the one-month Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.  For purposes of determining any interest rate hereunder or under any other Loan Document that is based on the Daily Term SOFR Screen Rate, such interest rate shall change as and when the Daily Term SOFR Screen Rate changes.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors,

moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

 “Default” means an event that with the lapse of time or the giving of notice, or both, would be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days after the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrowers, the Issuing Bank, the Swingline Lender and each Lender.

“Deposits” is defined in Section 10.5.

“Determination Date” has the meaning provided in the definition of Term SOFR Screen Rate and Daily Term SOFR Screen Rate, as applicable.

“Documentation Agent” means Royal Bank of Canada.

“Dollar” and “$” mean the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Early Opt-in Election” means, if the then-current Benchmark is Term SOFR, the joint election by the Administrative Agent and the Borrower to trigger a fallback from Term SOFR to the Benchmark Replacement, and a notification by the Administrative Agent to each of the other parties hereto of such election and the proposed Benchmark Replacement.

“EBITDA”  means Net Income plus, to the extent deducted from revenues in determining Net Income and without duplication, (a) Interest Expense, (b) expense for taxes paid in cash or accrued, (c) depreciation, (d) amortization, (e) unusual or non-recurring non-cash expenses, charges or losses incurred other than in the ordinary course of business,  (f) non-cash expenses, charges, or losses incurred in the ordinary course of business resulting from currency fluctuations, (g) non-cash expenses related to stock-based compensation, minus, to the extent included in Net Income, (i) unusual or non-recurring income or gains realized other than in the ordinary course of business, (ii) interest income, (iii) income tax credits and refunds (to the extent not netted from tax expense), and (iv) any cash payments made during such period in respect of items described in clauses (e), (f), or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred and deducted in the calculation of EBITDA for such earlier period, (h) charges incurred in connection with any material business restructurings related to (i) the NuVasive Acquisition in an amount not to exceed $85,000,000 or (ii) other Permitted Acquisitions in an aggregate amount not to exceed $10,000,000 in any fiscal year, (i) reasonable and customary one-time non-recurring fees, expenses and costs relating to the negotiation and preparation of this Agreement and the other Loan Documents, (j)  acquisition and licensing related costs and expenses in connection with the acquisition of in-process research and development, (k) reasonable and customary one-time, non-recurring fees, expenses and costs relating to closing the NuVasive Acquisition and (l) reasonable and customary one-time, non-recurring fees, expenses and costs incurred in connection with closing Permitted Acquisitions, all calculated for the Borrowers and their Subsidiaries on a consolidated basis.  For the purposes of calculating EBITDA for any Reference Period, (1) if at any time during such Reference Period any Borrower or any Subsidiary made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (2) if during such Reference Period any Borrower or any Subsidiary made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Administrative Agent in its reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Environmental Laws” means any and all Laws, judicial decisions, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) personal injury or property damage relating to the release or discharge of Hazardous Materials, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“Erroneous Payment” is defined in Section 9.13(a).

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Article VIII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation with respect to a Lender-Provided Swap if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.21(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Termination Date” means September 27, 2028, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Screen Rate or the Adjusted Daily Term SOFR Screen Rate, as applicable.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means at any time the aggregate amount of Consolidated Indebtedness minus (i) the undrawn face amount of Letters of Credit, (ii) Contingent Obligations and (iii) Swap Obligations.

“Funded Net Indebtedness” means Funded Indebtedness net of unrestricted cash and Cash Equivalent Investments of the Loan Parties maintained in the United States for amounts greater than $200,000,000.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject to Section 1.4.

“Globus” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means NuVasive, NuVasive Clinical Services Monitoring, Inc., a Delaware corporation, Branch Medical Group, LLC, a Delaware limited liability company, and each other Material Domestic Subsidiary that is a party to a Guaranty, either on the Closing Date or pursuant to Section 6.11, and their respective successors and assigns.

“Guaranty” means each Guaranty dated as of the Closing Date or as of a later date executed by any of the Loan Parties in favor of the Administrative Agent, for the benefit of the Lenders.

“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Commitment” is defined in Section 2.27(a).

“Incremental Effective Date” is defined in Section 2.27(c).

“Incremental Lender” is defined in Section 2.27(b).

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money (including the Obligations under this Agreement and the other Loan Documents), (b) obligations representing the deferred purchase price of Property or services (other than (i) accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and (ii) any purchase price adjustments, earn outs or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds from Property now or hereafter owned or acquired by such Person, (d) obligations evidenced by notes, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) obligations as an account party with respect to standby and commercial letters of credit, (h) Contingent Obligations, (i) Swap Obligations after giving effect to any applicable netting provisions, and (j) any other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” means each of the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, the Issuing Bank, and each Related Party of any of the foregoing.

“Information” is defined in Section 10.13(a).

“Interest Differential” is defined in Section 3.4.

“Interest Expense” means, with reference to any period, the interest expense of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.  For the purposes of calculating Interest Expense for any Reference Period, (a) if at any time during such Reference Period any Borrower or any Subsidiary made any Material Disposition, the Interest Expense for such Reference Period shall be reduced by an amount equal to the Interest Expense (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Interest Expense (if negative) attributable to the Property that is the subject of such Material Disposition for such Reference Period, and (b) if during such Reference Period any Borrower or any Subsidiary made a Material Acquisition,

Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Administrative Agent in its reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.

“Interest Period” means, with respect to a Term SOFR Borrowing, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrowers pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day;

(b)any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)no Interest Period shall extend beyond the Facility Termination Date; and

(d)no tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) may be available for selection by the Borrowers.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) Equity Interests, bonds, mutual funds, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any certificates of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means U.S. Bank in its capacity as issuer of Letters of Credit.

“Joint Book Runners” means U.S. Bank and Citizens Bank, N.A.

“Joint Lead Arrangers” means U.S. Bank and Citizens Bank, N.A.

“L/C Application” is defined in Section 2.20(c).

“L/C Collateral Account” is defined in Section 2.20(k).

“L/C Fee” is defined in Section 2.20(d).

“L/C Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Letters of Credit outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“L/C Payment Date” is defined in Section 2.20(e).

“Law” means, collectively, all international, foreign, federal, state, provincial, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Party” is defined in Section 9.13(a).

“Lender-Provided Swap” means a Swap provided to any Borrower or any Subsidiary by a Person that, either at the time such Swap is entered into or, as to any Swap entered into before the Closing Date, on the Closing Date, is a Lender or an Affiliate thereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.  Unless otherwise specified, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” is defined in Section 2.20(a).

“Leverage Ratio” means, as of any date of calculation, the ratio of (a) Funded Net Indebtedness outstanding on such date to (b) EBITDA for the Borrowers’ then most-recently ended Reference Period.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement, the L/C Applications, the Guaranties, any Notes and any other document or agreement, now or in the future, executed by any Person for the benefit of the Administrative Agent or any Lender in connection with this Agreement.

“Loan Parties” means the Borrowers and the Guarantors.

“Material Acquisition” means (i) the NuVasive Acquisition and (ii) any Permitted Acquisition that involves the payment of consideration (including all assumed Indebtedness, all transaction costs, the maximum amount of all deferred payments, including earnouts but excluding any Equity Interests of the Borrowers) by the Loan Parties in excess of $250,000,000.

“Material Acquisition Leverage Ratio Notice” is defined in Section 7.16(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), or results of operations of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the Issuing Bank or the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or disposition of Property or series of related sales, transfers, or dispositions of Property (other than inventory in the ordinary course of business) that yields gross proceeds to any Borrower or any Subsidiary in excess of $250,000,000.

“Material Domestic Subsidiary” means, as of the date of determination, each Domestic Subsidiary that, (a) for the most recent Reference Period for which financial statements have been delivered pursuant to Section 6.1, contributed greater than 5%  of the Borrowers’ EBITDA or (b) as of the last day of such Reference Period, had consolidated assets greater than 5% of the Borrowers’ total consolidated assets; provided that if the aggregate amount contributed to EBITDA by all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds 5% of the Borrowers’ EBITDA for any Reference Period or the aggregate total consolidated assets of all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds 5% of the Borrowers’ total consolidated assets as of the end of any fiscal quarter, the Borrowers (or, if the Borrowers have failed to do so within 10 days, the Administrative Agent) shall designate Domestic Subsidiaries as “Material Domestic Subsidiaries” sufficient to eliminate such excess, and such Domestic Subsidiaries shall for all purposes of the Loan Documents be Material Domestic Subsidiaries.

“Material Indebtedness” means Indebtedness of any Borrower or any Subsidiary in an outstanding principal amount of $50,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).  For purposes of this definition, the principal amount of the obligations of any Borrower or any Subsidiary in respect of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Obligation were terminated at such time.

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Indebtedness in an amount that would be Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Maximum Rate” is defined in Section 2.22.

“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of the Issuing Bank with respect to such Defaulting Lender for all Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Modify” and “Modification” are defined in Section 2.20(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan that constitutes a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Income” means, with reference to any period, the net income (or loss) of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2(b) and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” is defined in Section 2.13(d).

“NuVasive” means NuVasive, Inc., a Delaware corporation.

“NuVasive Acquisition” means the transactions pursuant to that certain Agreement and Plan of Merger, dated as of February 8, 2023, by and among NuVasive, Globus, and Zebra Merger Sub, Inc., which acquisition was consummated on September 1, 2023.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all L/C Obligations, all obligations in connection with Cash Management Services, all obligations in connection with Lender-Provided Swaps, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that (a) obligations in respect of Cash Management Services and Lender-Provided Swaps shall be “Obligations” only if owed to U.S. Bank or one of its Affiliates or if the Administrative Agent has received notice thereof in the form of Exhibit D from the relevant Lender, together with such supporting documentation as the Administrative Agent requests, and (b) “Obligations” shall exclude all Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution,

delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Participant” is defined in Section 10.4(d).

“Participant Register” is defined in Section 10.4(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the last day of each calendar quarter, or, if such day is not a Business Day, the immediately succeeding Business Day.

“Payment Recipient” is defined in Section 9.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by any Borrower or any Subsidiary after the Closing Date as to which each of the following conditions has been satisfied:

(a)as of the date of the consummation of such Acquisition, no Default or Event of Default has occurred and is continuing or would result after giving effect to such Acquisition, and the representation and warranty in Section 5.11 is true both before and after giving effect to such Acquisition;

(b)such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) is pending or threatened by any shareholder or director of the seller or entity to be acquired;

(c)the business to be acquired in such Acquisition is in the same line of business as the Borrowers’ or a line of business reasonably incidental thereto;

(d)as of the date of the consummation of such Acquisition, all material approvals required in connection therewith have been obtained;

(e)with respect to each Material Acquisition, the Borrowers have furnished to the Administrative Agent a certificate demonstrating in reasonable detail a pro forma Leverage Ratio of less than or equal to 3.25 to 1.0 (or, if the Borrowers have delivered, with respect to such Acquisition or any previously consummated Permitted Acquisition, a Material Acquisition Leverage Ratio Notice in compliance with Section 7.16(a) and the Increased Leverage Period resulting therefrom is still in effect, then a pro forma Leverage Ratio of less than or equal to 3.75:1.00) for the Reference Period most recently ended, calculated as if such Material Acquisition, including the consideration therefor, had been consummated on the first day of such period; and

(f)the total consideration paid in connection with all such Permitted Acquisitions consummated by any Subsidiary that is not a Loan Party does not exceed $200,000,000 in the aggregate during the term of this Agreement.

“Permitted Liens” means the Liens permitted pursuant to Section 7.6.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority.

“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which any Borrower or any ERISA Affiliate may have any liability.

“Prepayment Notice” is defined in Section 2.7(b).

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Exposure and the denominator of which is the Aggregate Revolving Exposure.

“Property” of a Person means all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

“Public Lender” is defined in Section 10.13(b).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” is defined in Section 10.27.

 “Recipient” means (a) the Administrative Agent, (b) any Lender or (c) the Issuing Bank, as applicable.

“Reference Period” means four consecutive fiscal quarters of the Borrowers.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 10.4(c).

“Regulation D” means Regulation D of the Board and any or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board and any other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.20 to reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of any one or more drawings under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, members, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” is defined in Section 9.6(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that if there are two or more Lenders who are not Affiliates of one another, then Required Lenders shall include at least two such Lenders who are not Affiliates of one another.

“Resignation Effective Date” is defined in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests, or other Property) with respect to any Equity Interest in any Borrower or any Subsidiary, or any payment (whether in cash, Equity Interests or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interest in any Borrower or any Subsidiary.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount of such Revolving Lender’s Revolving Loans outstanding at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans outstanding at such time, plus (c) an amount equal to its Applicable Percentage of the L/C Obligations at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means, with respect to a Revolving Lender, such Revolving Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, Hong Kong Monetary Authority or other relevant sanctions authority.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Screen” has the meaning provided in the definition of Term SOFR Screen Rate.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Adjustment” mean, with respect to the adjustment of any SOFR-based Benchmark, 0.10%.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subordinated Indebtedness” means any Indebtedness (a) the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders, (b) that is unsecured and (c) none of the principal of which is payable until at least 180 days after the Facility Termination Date.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, association, joint venture, or similar business organization more than 50% of the outstanding Equity Interests having ordinary voting power of which at the time is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.  Unless otherwise expressly provided, “Subsidiary” means a Subsidiary of any Borrower.

“Supported QFC” is defined in Section 10.27.

“Swap” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Person, any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swaps and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap.

“Swingline Lender” means U.S. Bank or such other Lender that succeeds to its rights and obligations as Swingline Lender pursuant to the terms of this Agreement.

“Swingline Loan” means a loan made available to the Borrowers by the Swingline Lender pursuant to Section 2.4.

“Syndication Agent” means Citizens Bank, N.A..

 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Borrowing” means a Borrowing that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate.

“Term SOFR Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.

“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Screen Rate applicable to such Interest Period, plus (b) the Applicable Margin.

“Term SOFR Screen Rate” means, for the relevant Interest Period, the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”).  If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Type” means, with respect to any Borrowing, its nature as a Base Rate Borrowing or a Term SOFR Borrowing and with respect to a Loan, its nature as a Base Rate Loan or a Term SOFR Loan.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 10.27.

“U.S. Tax Compliance Certificate” is defined in Section 3.5(g)(ii)(B)(3).

“UETA” means the model Uniform Electronic Transactions Act, as amended from time to time, or, to the extent adopted by the State of New York, such State’s version thereof, together with any successor statute and any regulations promulgated thereunder from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Wholly-Owned Subsidiary” means any entity (other than a Borrower) of which 100% of the Equity Interests are at the time owned or controlled, directly or indirectly, by a Borrower or one or more Wholly-Owned Subsidiaries of a Borrower.

“Withholding Agent” means the Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions apply equally to both the singular and plural forms of the defined terms.

[Reserved]

.

Computation of Time Periods

.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”

Accounting

.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination to be made on a consolidated basis shall be made for the Borrowers and all Subsidiaries, including any that are unconsolidated on the Borrowers’ audited financial statements.  Notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards

Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value,” as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrowers, the Administrative Agent or the Required Lenders so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders), but until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP before such change and the Borrowers shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.  In addition, notwithstanding any other provision herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules as a result of Financial Accounting Standards Board Accounting Standards Codification 842 (Leases) from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance.

Guarantees

.  Unless otherwise specified, the amount of any guaranty at any time shall be to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such guaranty is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such guaranty is made) and (ii) the maximum amount for which the guarantor of which may be liable pursuant to the terms of the instrument embodying such guaranty.

Other Definitional Terms; Interpretative Provisions

.  The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision.  References to Sections, Articles, Exhibits, and Schedules are to this Agreement unless otherwise expressly provided.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “shall” and “will” have the same meaning as the term “must.” All covenants, terms, definitions or other provisions incorporated by reference to other agreements are incorporated into this Agreement as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions from such other agreements, but includes only amendments thereto agreed to by the Lenders, and survives any termination of such other agreements until the Obligations are irrevocably paid in full (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized), all Letters of Credit have expired without renewal or been returned to the Issuing Bank (if not Cash Collateralized), and the Commitments are terminated.  Any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and, unless otherwise specified, refers to such Law as amended, modified, supplemented, replaced, or succeeded from time to time.  References to any document, instrument or agreement (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.

Divisions

.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Term SOFR Notification

.  The interest rate on Term SOFR Borrowings and Daily Term SOFR Loans is determined by reference to the Adjusted Term SOFR Screen Rate and Adjusted Daily Term SOFR Screen Rate, which are derived from Term SOFR.  Section 3.3(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 3.3(b), and (b) modifying this Agreement to give effect to such alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Rate and Daily Term SOFR Rate, as applicable, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will have the same value as, or be economically equivalent to, Term SOFR.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Rate, the Daily Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers.   The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Rate, the Daily Term SOFR Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II THE CREDITS
Commitments

.  From the Closing Date until the Facility Termination Date, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrowers in Dollars only if, after giving effect to the making of each such loan,

(a) the amount of such Revolving Lender’s Revolving Exposure does not exceed its Revolving Commitment ;
(b) the aggregate Revolving Exposures do not exceed the aggregate Revolving Commitments.

All Loans shall be made in Dollars.  Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow the Revolving Loans at any time before the Facility Termination Date.  Unless previously terminated, all the Commitments shall terminate on the Facility Termination Date.

Termination

Date.  The Borrowers shall pay in full on the Facility Termination Date the aggregate principal amount of all Loans, all interest thereon, all L/C Obligations, all fees and expenses due hereunder, and all other unpaid Obligations under this Agreement and the other Loan Documents.

Ratable Borrowings; Types of Borrowings

.  Each Borrowing shall be made from the several Revolving Lenders ratably according to their Applicable Percentages.  The Borrowings may be Base Rate Borrowings or Term SOFR Borrowings, or a combination thereof, selected by the Borrower Representative in accordance with Sections 2.8 and 2.9.

Swingline Loans

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(c) Amount of Swingline Loans.  Subject to the terms and conditions set forth herein, from the Closing Date and until the Facility Termination Date, the Swingline Lender may, at its option, on the terms and conditions set forth in this Agreement, make Swingline Loans in Dollars to the Borrowers from time to time in an aggregate principal amount not to exceed $5,000,000, only if, after giving effect to such Swingline Loan, the Aggregate Revolving Exposure does not exceed the Aggregate Commitment.  Subject to the terms of this Agreement (including without limitation the discretion of the Swingline Lender), the Borrowers may borrow, repay and reborrow Swingline Loans at any time before the Facility Termination Date.

(d) Borrowing Notice.  To borrow a Swingline Loan, the Borrower Representative shall deliver to the Administrative Agent and the Swingline Lender a Borrowing Notice not later than 12:00 noon (New York City time) on the Borrowing Date of each Swingline Loan, specifying (i) the Borrowing Date (which shall be a Business Day) and (ii) the amount of the requested Swingline Loan, which shall be not less than $100,000.

(e) Making of Swingline Loans; Participations.  Not later than 2:00 p.m.  (New York City time) on the applicable Borrowing Date, the Swingline Lender shall make available the Swingline Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Section 10.1.  The Administrative Agent shall promptly make the funds received from the Swingline Lender available to the Borrowers on the Borrowing Date at such address.  Each time the Swingline Lender makes a Swingline Loan, the Swingline Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, a participation in such Swingline Loan in proportion to such Revolving Lender’s Applicable Percentage.

(f) Repayment of Swingline Loans.  The Borrowers shall pay each Swingline Loan in full on the date selected by the Administrative Agent.  In addition, the Swingline Lender may at any time in its sole discretion with respect to any outstanding Swingline Loan require each Revolving Lender to fund its participation acquired pursuant to Section 2.4(c) or require each Revolving Lender (including the Swingline Lender) to make a Revolving Loan in the amount of such Revolving Lender’s Applicable Percentage of such Swingline Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swingline Loan.  Not later than 12:00 noon (New York City time) on the date of any notice received pursuant to this Section 2.4(d), each Revolving Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Section 10.1.  Revolving Loans made pursuant to this Section 2.4(d) shall initially be Base Rate Borrowings and thereafter may be continued as Base Rate Borrowings or converted into Term SOFR Borrowings as provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II.  Unless a Revolving Lender has notified the Swingline Lender, before the making of any Swingline Loan, that any applicable condition precedent set forth in Section 4.1 or 4.2 was not satisfied, such Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(d) to repay Swingline Loans or to fund the participation acquired pursuant to Section 2.4(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right such Revolving Lender has against the Borrowers, the Administrative Agent, the Swingline Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrowers, or (d) any other circumstances, happening or event whatsoever.  If any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4(d), interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received, and the Administrative Agent may receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied.  On the Facility Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swingline Loans.

Commitment Fee

.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender according to its Applicable Percentage a commitment fee at a per annum rate equal to the Applicable Margin on the average daily Available Aggregate Revolving Commitment from the Closing Date until the Facility Termination Date, payable in arrears on each Payment Date and on the Facility Termination Date.  Swingline Loans shall not count as Revolving Exposure for the purpose of calculating the commitment fee due hereunder.

Minimum Amount of Each Borrowing

.  Each Term SOFR Borrowing shall be in the minimum amount of $500,000 and in integral multiples of $100,000, and each Base Rate Borrowing (other than a Borrowing to repay Swingline Loans) shall be in the minimum amount of $500,000 and in integral multiples of $100,000, except that any Base Rate Borrowing may be in the amount of the Available Aggregate Revolving Commitment.

Termination of and Reductions in Aggregate Commitment; Voluntary Prepayments

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(g) The Borrowers may terminate the unused portion of the Commitments or from time to time permanently reduce the Revolving Commitments ratably among the Revolving Lenders in integral multiples of $1,000,000, upon at least five Business Days’ irrevocable prior written notice to the Administrative Agent by 12:00 p.m. (New York City time) specifying the amount of any such reduction.  In no event may the amount of the Revolving Commitments be reduced below the aggregate Revolving Exposures.

(h) The Borrowers may from time to time prepay, without penalty or premium, all outstanding Base Rate Loans (other than Swingline Loans), or, in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Base Rate Loans (other than Swingline Loans), upon same-day notice by 12:00 p.m. (New York City time) to the Administrative Agent in the form of Exhibit E-3 (a “Prepayment Notice”).  The Borrowers may at any time prepay, without penalty or premium, all outstanding Swingline Loans, or any portion of the outstanding Swingline Loans, with notice to the Administrative Agent and the Swingline Lender by 11:00 a.m.  (New York City time) on the date of prepayment.  The Borrowers may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term SOFR Loans, or, in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Term SOFR Loans upon at least two Business Days’ prior written notice to the Administrative Agent by 12:00 p.m. (New York City time).

Borrowing Notices

.  The Borrower Representative shall select the Type of Borrowing and, in the case of each Term SOFR Borrowing, the Interest Period applicable thereto from time to time.  The Borrower Representative shall give the Administrative Agent irrevocable notice in the form of Exhibit E-1 (a “Borrowing Notice”) not later than 10:00 a.m. (New York City time) on the Borrowing Date of each Base Rate Borrowing and two Business Days before the Borrowing Date for each Term SOFR Borrowing , specifying:

(i) the Borrowing Date, which shall be a Business Day, of such Borrowing;
(j) the aggregate amount of such Borrowing;
(k) the Type of Borrowing selected; and
(l) in the case of each Term SOFR Borrowing, the Interest applicable thereto.

Not later than 12:00 noon (New York City time) on the selected Borrowing Date, each Revolving Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Section 10.1.  The Administrative Agent shall make the funds so received from the Revolving Lenders available to the Borrowers at such address.

Conversion and Continuation of Outstanding Borrowings; Maximum Number of Interest Periods

.  Base Rate Borrowings shall continue as Base Rate Borrowings unless and until such Base Rate Borrowings are converted into Term SOFR Borrowings pursuant to this Section 2.9 or are prepaid in accordance with Section 2.7.  Each Term SOFR Borrowing shall continue as a Term SOFR Borrowing until the end of the then applicable Interest Period therefor, at which time such Term SOFR Borrowing shall be automatically converted into a Base Rate Borrowing unless (a) such Term SOFR Borrowing is or was prepaid in accordance with Section 2.7 or (b) the Borrower Representative has given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Term SOFR Borrowing continue as a Term SOFR Borrowing for the same or another Interest Period.  Subject to Section 2.6, the Borrower Representative may elect from time to time to convert all or any part of a Base Rate Borrowing into a Term SOFR Borrowing.  The Borrower Representative shall give the Administrative Agent irrevocable notice in the form of Exhibit E-2 (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Borrowing into a Term SOFR Borrowing, conversion of a Term SOFR Borrowing to a Base Rate Borrowing, or continuation of a Term SOFR Borrowing not later than 10:00 a.m.  (New York City time) at least two Business Days before the date of the requested conversion or continuation, specifying:

(m) the requested date, which shall be a Business Day, of such conversion or continuation;
(n) the Type of the Borrowing and whether it is to be converted or continued; and
(o) the amount of such Borrowing to be converted or continued and, in the case of a Term SOFR Borrowing, the duration of the Interest Period applicable thereto.

After giving effect to all Borrowings, all conversions of Borrowings from one Type to another and all continuations of Borrowings of the same Type, there shall be no more than ten (10) Interest Periods in effect hereunder.

Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Interest Rates

.  Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made or is automatically converted into a Base Rate Loan pursuant to Section 2.9, to the date it is paid or is converted into a Term SOFR Loan pursuant to Section 2.9, at a rate per annum equal to the Base Rate for such day.  Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the day such Swingline Loan is made to the date it is paid, at a rate per annum equal to, at the Borrowers’ option, the Daily Term SOFR Rate or the Base Rate for such day.    Changes in the rate of interest on each Base Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate.  Each Term SOFR Loan shall bear interest on the outstanding principal amount thereof from the first day of the Interest Period applicable thereto to the last day of such

Interest Period at the interest rate determined by the Administrative Agent as applicable to such Term SOFR Loan based upon the Borrower Representative’s selections under Sections 2.8 and 2.9 and the Applicable Margin.

Rates Applicable After Event of Default

.  Notwithstanding anything to the contrary in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default, the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrowers (which notice can be revoked at the option of the Required Lenders notwithstanding Section 10.2(b)), declare that no Borrowing may be made as, converted into or continued as a Term SOFR Borrowing.  Notwithstanding anything to the contrary in Section 2.8, 2.9 or 2.10, during the continuance of an Event of Default, at the option of the Required Lenders (or, in the case of an Event of Default under Section 8.1(b), (f) or (g), automatically), all overdue amounts shall bear interest at the rate otherwise applicable thereto plus 2.00% per annum.

Method of Payment

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(p) Each Loan shall be repaid, and each payment of interest thereon shall be paid, in Dollars.  All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at its address specified pursuant to Section 10.1, or at any other address specified in writing by the Administrative Agent to the Borrowers, by noon (New York City time) on the date when due and shall (except (i) with respect to repayments of Swingline Loans, (ii) in the case of Reimbursement Obligations for which the Issuing Bank has not been fully indemnified by the Revolving Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Section 10.1.  Each reference to the Administrative Agent in this Section 2.12(a) shall also be deemed to refer, and shall apply equally, to the Issuing Bank, in the case of payments required to be made by the Borrowers to the Issuing Bank pursuant to Section 2.20(f).

(q) The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Facility Termination Date.  The Borrowers hereby unconditionally promise to pay such amounts when due.

Evidence of Indebtedness

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(r) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(s) The Administrative Agent will also maintain accounts in which it will record (i) the amount of each Borrowing and the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the original stated amount of each Letter of

Credit and the amount of L/C Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(t) The entries maintained in the accounts maintained pursuant to Section 2.13(a) and (b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay the Obligations in accordance with their terms.

(u) Any Lender (including the Swingline Lender) may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit G (with appropriate changes for notes evidencing Swingline Loans) (each a “Note”).  In such event, the Borrowers shall prepare, execute and deliver to such Lender each applicable Note payable to the order of such Lender in a form supplied by the Administrative Agent.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (before any assignment pursuant to Section 10.4(b)) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (i) and (ii) of Section 2.13(b).

Oral Notices

.  The Borrowers hereby authorize the Lenders and the Administrative Agent to extend, convert or continue Borrowings, to effect selections of Types of Borrowings, and to transfer funds based on oral or written requests, including Borrowing Notices and Conversion/Continuation Notices via telephone.  The Administrative Agent and the Lenders may rely upon, and shall incur no liability for relying upon, any oral or written request the Administrative Agent or any Lender believes to be genuine and to have been signed, sent or made by an authorized person.  Upon request by the Administrative Agent, the Borrower Representative must promptly confirm each oral notice in writing (which may include email), authenticated by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent shall govern absent manifest error.

Interest Payment Dates; Interest and Fee Basis

.  Interest accrued on each Base Rate Loan and each Swingline Loan shall be payable on each Payment Date, commencing with the first Payment Date to occur after the Closing Date, on the date of any prepayment of such Loan (whether or not as a result of acceleration) on the amount prepaid, and on the Facility Termination Date.  Interest accrued on each Term SOFR Loan shall be payable on the last day of its applicable Interest Period, on the date of any prepayment of such Loan (whether or not as a result of acceleration) on the amount prepaid, and on the Facility Termination Date.  Interest accrued on each Term SOFR Loan having an Interest Period longer than three months shall also be payable on the last day of each fiscal quarter during such Interest Period.  Interest accrued pursuant to Section 2.11 is payable on demand.  Interest and fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest computed by reference to the Alternate Base Rate determined using the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year.  All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.  Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received before noon (New York City time).  If any payment of principal of or interest on a Loan becomes due on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

Notification of Borrowings, Interest Rates, Prepayments, and Commitment Reductions

.  Promptly after receipt thereof, the Administrative Agent shall notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and Prepayment Notice received by it hereunder.  Promptly after notice from the Issuing Bank, the Administrative Agent shall notify each Revolving Lender of the contents of each request for issuance of a Letter of Credit.  The Administrative Agent shall notify each Lender of the interest rate applicable to each Term SOFR Loan promptly upon determination of such interest rate and shall give each Lender prompt notice of each change in the Alternate Base Rate.

Lending Offices

.  Each Lender may book its Loans and its participations in L/C Obligations, and the Issuing Bank may book its Letters of Credit, at any lending office it selects and may change its lending office from time to time.  All terms of this Agreement shall apply to any such lending office, and the Loans, Letters of Credit, and participations in L/C Obligations and any Notes shall be deemed held by the relevant Lender or the Issuing Bank for the benefit of any such lending office.  Each Lender and the Issuing Bank may, by written notice to the Administrative Agent and the Borrowers in accordance with Section 10.1, designate replacement or additional lending offices through which it will make Loans or issue Letters of Credit and for whose account payments with respect to Loans or Letters of Credit will be made.

Non-Receipt of Funds by the Administrative Agent

.  Unless the Borrowers or a Lender notifies the Administrative Agent before the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrowers, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but is not obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrowers, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by the Borrowers, the interest rate applicable to the relevant Loan.

Sharing of Payments

.  If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Loans or participations in Letters of Credit or Swingline Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans or participations in Letters of Credit or Swingline Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase

(for cash at face value) participations in the Loans and participations in Letters of Credit or Swingline Loans and such other obligations from the other Lenders, or make such other adjustments as are equitable, so that the benefit of all such payments is shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letters of Credit or Swingline Loans and other amounts owing them; provided that:

(v) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(w) the provisions of this Section 2.19 shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.20(k), or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary (as to which the provisions of this Section 2.19 shall apply).

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Letters of Credit

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(x) Issuance.  The Issuing Bank hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit denominated in Dollars (each, a “Letter of Credit”) and to renew, extend, increase, decrease or otherwise modify each Letter of Credit (“Modify,” and each such action a “Modification”), from time to time from the Closing Date to the fifth Business Day before the Facility Termination Date upon the request of the Borrower Representative, only if immediately after each Letter of Credit is issued or Modified, each of the following is true:

(i) the aggregate amount of the outstanding L/C Obligations does not exceed $75,000,000;
(ii) the aggregate amount of outstanding Letters of Credit issued by the Issuing Bank does not exceed $75,000,000; and
(iii) the Aggregate Revolving Exposure does not exceed the Aggregate Revolving Commitments.

No Letter of Credit may have an expiry date later than the earlier of (x) the fifth Business Day before the Facility Termination Date and (y) one year after its issuance; provided that the expiry date of a Letter of Credit may be up to one year later than the fifth Business Day before the Facility Termination Date if the

Borrowers has posted on or before the fifth Business Day before the Facility Termination Date Cash Collateral in the L/C Collateral Account on terms satisfactory to the Administrative Agent in an amount equal to 105% of the L/C Obligations with respect to such Letter of Credit.  Notwithstanding anything herein to the contrary, the Issuing Bank does not have any obligation to issue any Letter of Credit the proceeds of which would be made available to any Person in violation of Section 6.2.

(y) Participations.  Upon the issuance or Modification by the Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Issuing Bank, a participation in such Letter of Credit (and each Modification thereof) and the related L/C Obligations in proportion to its Applicable Percentage.

(z) Notice.  Subject to Section 2.20(a), the Borrower Representative shall give the Administrative Agent notice before 10:00 a.m.  (New York City time) at least five Business Days before the proposed date of issuance or Modification of each Letter of Credit, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the Administrative Agent shall promptly notify the Issuing Bank and each Revolving Lender of the contents thereof and of the amount of such Revolving Lender’s participation in such proposed Letter of Credit.  The issuance or Modification by the Issuing Bank of any Letter of Credit is, in addition to the conditions precedent set forth in Article IV, subject to the conditions precedent that such Letter of Credit be satisfactory to the Issuing Bank and that the Borrowers execute and deliver such application agreement or such other instruments and agreements relating to such Letter of Credit as the Issuing Bank reasonably requests (each, an “L/C Application”).  The Issuing Bank has no independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided that the Issuing Bank may not issue a Letter of Credit if, on or before the proposed date of issuance, the Issuing Bank receives notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived.  In the event of any conflict between the terms of this Agreement and the terms of any L/C Application, the terms of this Agreement control.

(aa) L/C Fees.  The Borrowers shall pay to the Administrative Agent, for the account of the Revolving Lenders ratably in accordance with their respective Applicable Percentages, with respect to each Letter of Credit, a letter of credit fee at a per annum rate equal to the Applicable Margin for Term SOFR Loans in effect from time to time on the average daily undrawn stated amount of such Letter of Credit (after giving effect to any scheduled increases or decreases) for the period from the date of issuance to the scheduled expiration date of such Letter of Credit, such fee to be payable in arrears on each Payment Date (the “L/C Fee”).  The Borrowers shall also pay to the Issuing Bank for its own account (i) a fronting fee in an amount equal to 0.125% per annum of the average daily undrawn stated amount under such Letter of Credit, such fee to be payable in arrears on each Payment Date, and (ii) on demand, all amendment, drawing and other fees regularly charged by the Issuing Bank to its letter-of-credit customers and all out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, Modification, administration or payment of any Letter of Credit.

(bb) Administration; Reimbursement by Lenders.  Upon receipt of any demand for payment under any Letter of Credit from the beneficiary of such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrowers and each Revolving Lender as to the amount to be paid by the Issuing Bank as a result of such demand and the required payment date (the “L/C Payment Date”).  The responsibility of the Issuing Bank to the Borrowers and each Revolving Lender is only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment conform in all material respects with the requirements of such Letter of Credit.  The Issuing Bank shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the Issuing Bank, each Revolving Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse the Issuing Bank on demand for (i) such Revolving Lender’s Applicable Percentage of the amount of each payment made by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.20(f) and there are not funds available in the L/C Collateral Account to cover such amount, plus (ii) interest on the foregoing amount to be reimbursed by such Revolving Lender, for each day from the date of the Issuing Bank’s demand for such reimbursement (or, if such demand is made after 11:00 a.m.  (New York City time) on such date, from the next succeeding Business Day) to the date on which such Revolving Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(cc) Reimbursement by Borrowers.  Each Borrower is irrevocably and unconditionally obligated to reimburse the Issuing Bank on or before the applicable L/C Payment Date for any amounts to be paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrowers nor any Lender are hereby precluded from asserting any claim for direct (but not consequential) damages suffered by any Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) the Issuing Bank’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  All such amounts paid by the Issuing Bank and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Loans for such day if such day falls on or before the applicable L/C Payment Date and (y) the sum of 2.00% per annum plus the rate applicable to Base Rate Loans for such day if such day falls after such L/C Payment Date in accordance with Section 2.11.  The Issuing Bank shall pay to each Revolving Lender ratably in accordance with its Applicable Percentage all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit issued by the Issuing Bank, but only to the extent such Revolving Lender has made payment to the Issuing Bank in respect of such Letter of Credit pursuant to Section 2.20(e).  Subject to the terms and conditions of this Agreement (including without limitation Section 4.2), the Borrowers may request a Borrowing to satisfy any Reimbursement Obligation.

(dd) Obligations Absolute.  Each Borrower’s obligations under this Section 2.20 are absolute and unconditional under all circumstances and irrespective of any setoff, counterclaim or defense to payment any Borrower may have against the Issuing Bank, any Lender or any beneficiary of a Letter of Credit.  Each Borrower further agrees with the Issuing Bank and the Lenders that the Issuing Bank and the Lenders are not responsible for, and the Reimbursement Obligations in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit is transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee.  The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  Each Borrower agrees that any action taken or omitted by the Issuing Bank or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, shall be binding upon the Borrowers and shall not put the Issuing Bank or any Lender under any liability to the Borrowers.  Nothing in this Section 2.20(g) is intended to limit the right of any Borrower to make a claim against the Issuing Bank for damages as contemplated by the proviso to the first sentence of Section 2.20(f).

(ee) Actions of Issuing Bank.  The Issuing Bank may rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document it believes to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank.  The Issuing Bank is fully justified in failing or refusing to take any action under this Agreement unless it first receives such advice or concurrence of the Lenders as it reasonably deems appropriate or it is first indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense that it incurs by reason of taking or continuing to take any such action.  Notwithstanding any other provision of this Section 2.20, the Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Lenders and any future holders of a participation in any Letter of Credit.

(ff) Indemnification.  Each Borrower hereby agrees to indemnify and hold harmless each Indemnitee from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) such Indemnitee incurs (or that are claimed against such Indemnitee by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) that the Issuing Bank incurs (i) by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to the Issuing Bank hereunder

(but nothing herein affects any rights any Borrower has against any Defaulting Lender) or (ii) by reason of or on account of the Issuing Bank issuing any Letter of Credit that specifies that the term “Beneficiary” therein includes any successor by operation of law of the named Beneficiary, but that does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Issuing Bank, evidencing the appointment of such successor Beneficiary, provided that the Borrowers are not required to indemnify any Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this Section 2.20(i) is intended to limit the obligations of any Borrower under any other provision of this Agreement.

(gg) Lenders’ Indemnification.  Each Revolving Lender shall, ratably in accordance with its Applicable Percentage, indemnify the Issuing Bank, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

(hh) L/C Collateral Account.  Each Borrower shall, upon the request of the Administrative Agent or the Required Lenders and until the later of the Facility Termination Date and the date on which no L/C Obligations are outstanding, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “L/C Collateral Account”), in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders.  Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Revolving Lenders and the Issuing Bank, a security interest in all of such Borrower’s right, title and interest in and to all funds from time to time on deposit in the L/C Collateral Account to secure the prompt and complete payment and performance of the Obligations.  Nothing in this Section 2.20(k) either obligates the Administrative Agent to require the Borrowers to deposit any funds in the L/C Collateral Account or limits the right of the Administrative Agent to release any funds held in the L/C Collateral Account, in each case other than as required by Section 2.22 or 8.2.

(ii) Rights as a Lender. In its capacity as a Lender, the Issuing Bank has the same rights and obligations as any other Lender.

(jj) Separate Reimbursement Agreement.  If the Issuing Bank enters into a separate reimbursement agreement with the Borrowers, and the terms of such reimbursement agreement conflict with or contradict the terms of this Agreement, the terms of this Agreement shall control.

Mitigation Obligations; Replacement of Lenders

.

(kk) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.1, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(ll) Replacement of Lenders.  If any Lender requests compensation under Section 3.1, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and
(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section 2.21 to the contrary, (x) any Lender that acts as the Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to the Issuing Bank) have been made with respect to such outstanding Letter of Credit and (y) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6.

Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), exceeds the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.  To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section 2.22 shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, has been received by such Lender.

Defaulting Lenders

.

(mm) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary in this Agreement, if any Lender becomes a Defaulting Lender, then, until such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2(b).

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(d); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account (including the L/C Collateral Account) and released pro rata to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Revolving Exposures of such Lenders to the Aggregate Revolving Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Letters of Credit or Swingline Loans; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.23(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.23(d).

(C) With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to Section 2.23(a)(iii)(B), the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.23(a)(iv), (2) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 10.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in Section 2.23(a)(iv) cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.23(d).

(nn) Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.23(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(oo) New Swingline Loans/Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(pp) Cash Collateral.  At any time that there exists a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first-priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.23(d)(ii).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application.  Notwithstanding anything to the contrary in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, before any other application of such Property otherwise provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no 48 longer be required to be held as Cash Collateral pursuant to this Section 2.23(d) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that subject to this Section 2.23 the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and any Cash Collateral provided by the Borrowers shall remain subject to the security interest granted pursuant to Section 2.23(d)(i).

[Reserved]

.

[Reserved]

.

[Reserved]

.

Incremental Commitments

.

(qq) Request for Increase.  Provided no Default or Event of Default exists, the Borrowers may, by notice to the Administrative Agent (the “Commitment Increase Notice”), request an increase in the Revolving Commitments (each such increase, an “Incremental Commitment”) in an aggregate amount (for all such requests) not exceeding (i) $200,000,000, or (ii) so long as the Leverage Ratio (determined on a pro forma basis assuming that the entire amount of such Incremental Commitment is fully drawn) is at least 0.25 to 1.00 less than the then applicable Leverage Ratio, an unlimited amount; provided that (i) any such request shall be in a minimum amount of the lesser of (x) $10,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (y) the entire remaining amount of increases available under this Section 2.27 and (ii) the Borrowers shall make no more than a total of five (5) requests for Incremental Commitments under this Section 2.27.

(rr) Lenders; Incremental Lenders.  Upon receipt of a Commitment Increase Notice, the Administrative Agent shall promptly forward a copy thereof to each Lender, and each Lender shall have the right, but not the obligation, to participate in such increase on a pro rata basis in accordance with such Lender’s Applicable Percentage.   Any Lender electing to participate in such increase must forward its written commitment therefor (an “Increased Commitment Letter”) to the Administrative Agent within five (5) Business Days of delivery to such Lender of such Commitment Increase Notice.   The failure of a Lender to deliver an Increased Commitment Letter to the Administrative Agent within such time period shall be deemed a rejection by such Lender of the option to participate in such Incremental Commitment.   In the event that the Incremental Commitment requested by the Borrowers is not fully committed to by existing Lenders on a pro rata basis as contemplated above, one or more existing Lenders may exercise the increase of any non-participating Lender on a pro rata basis in accordance with such Lender’s Applicable Percentage, to provide the amount of such unallocated excess Incremental Commitment requested by the Borrowers.  In the event that the Incremental Commitment requested by Borrower is not fully committed to by the existing Lenders, on a pro rata basis or otherwise, as contemplated above, the Borrowers may then offer such remaining Incremental Commitment amount to any other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”); provided that each Incremental Lender shall be reasonably acceptable to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender.  Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Commitment pursuant to this Section 2.27, and any election to do so shall be in the sole discretion of such Lender.

(ss) Incremental Effective Date.  The Administrative Agent and the Borrowers shall determine the effective date for each Incremental Commitment pursuant to this Section 2.27 (an “Incremental Effective Date”) and, if applicable, the final allocation of such Incremental Commitment among the Persons providing it, which date shall be a Business Day at least 10 Business Days after delivery of the request pursuant to Section 2.27(a) (unless otherwise approved by the Administrative Agent) and at least 30 days before the Facility Termination Date.

(tt) Conditions to Effectiveness. Notwithstanding the foregoing, no Incremental Commitments shall be effective with respect to any Incremental Lender unless:
(i) no Default or Event of Default has occurred and is continuing on the Incremental Effective Date and after giving effect to such Incremental Commitment;

(ii) the representations and warranties in Article V of this Agreement are (1) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (2) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date;

(iii) the Administrative Agent has received the documents required pursuant to Section 2.27(e); and
(iv) the Administrative Agent has received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

As of such Incremental Effective Date, upon the satisfaction of the foregoing conditions, the Administrative Agent shall record the information about the applicable Incremental Commitment in the Register and give prompt notice thereof to the Borrowers and the Lenders (including each Incremental Lender).

(uu) Terms of Incremental Commitments.

(i) Joinder.  The Borrowers, the applicable Incremental Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrowers and the Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s).  Effective as of the applicable Incremental Effective Date, subject to the terms and conditions set forth in this Section 2.27, each Incremental Commitment shall be a Revolving Commitment (and not a separate facility hereunder), each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Revolving Lender, and the Revolving Loans made by it on such Incremental Commitment Effective Date pursuant to Section 2.27(e)(ii) shall be Revolving Loans, for all purposes of this Agreement.  For the avoidance of doubt, except as otherwise expressly set forth herein, all terms and conditions applicable to the Incremental Commitment shall be identical to the terms and conditions applicable to the existing Revolving Commitments.

(ii) Adjustments to Revolving Outstandings.  Upon the Incremental Effective Date for each Incremental Commitment, (i) if there are Revolving Loans then outstanding, the Borrowers shall prepay such Revolving Loans (and pay any additional amounts required pursuant to Section 3.4 in connection therewith), and borrow Revolving Loans from the Incremental Lender(s), so that, after giving effect to such prepayments and borrowings, all Revolving Loans will be held ratably by the Revolving Lenders (including the Incremental Lender(s)) in accordance with their respective Revolving Commitments after giving effect to the applicable Incremental Commitment(s) and (ii) if there are Swingline Loans or Letters of Credit then outstanding, the participations of the Revolving Lenders in such Swingline Loans or Letters of Credit, as the case may be, will be automatically adjusted to reflect the Applicable Percentages of all the Revolving Lenders (including each Lender providing such Incremental Commitment) after giving effect to the applicable Incremental Commitment(s).

(vv) This Section 2.27 supersedes any provision in Section 2.19 or 10.2(b) to the contrary.
Borrower Representative

.  Globus hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Borrowing Notices or Letter of Credit requests, delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents.   The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE III YIELD PROTECTION; TAXES
Increased Costs

.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate) or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Issuing Bank or such other Recipient, the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such

Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

Certificates for Reimbursement; Delay in Requests

.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 3.1 and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Section 3.1 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Availability of Types of Borrowings; Adequacy of Interest Rate; Benchmark Replacement

.

(c) Availability of Term SOFR Borrowings and Daily Term SOFR Loans.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.3(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that:

(i) for any reason in connection with any request for a Term SOFR Borrowing or a Daily Term SOFR Loan or a conversion or continuation thereof that the Adjusted Term SOFR Screen Rate for any requested Interest Period with respect to a proposed Term SOFR Borrowing or a Daily Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of the funding such Loans, or

(ii) the interest rate applicable to Term SOFR Borrowings or Daily Term SOFR Loans for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Administrative Agent shall suspend the availability of Term SOFR Borrowings and Daily Term SOFR Loans and require any affected Term SOFR Borrowings and Daily Term SOFR Loans to be repaid or converted to Base Rate Borrowings at the end of the applicable Interest Period.

(d) Benchmark Replacement.

(i) Benchmark Transition Event; Early Opt-in Election.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.3(b)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv) Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period.  Upon notice to the Borrowers by the Administrative Agent in accordance with Section 10.1 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.3(b), the Borrowers may revoke any request for a Term SOFR Borrowing or Daily Term SOFR Loan, or any request for the conversion or continuation of a Term SOFR Borrowing or Daily Term SOFR Loan to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrowers will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Borrowing or conversion to a Base Rate Borrowing.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Funding Indemnification

.  If

(e) any payment of a Term SOFR Borrowing occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise;
(f) a Term SOFR Borrowing is not made on the date specified by the Borrowers for any reason other than default by the Lenders;

(g) a Term SOFR Borrowing is converted other than on the last day of the Interest Period applicable thereto;
(h) the Borrowers fail to borrow, convert, continue or prepay a Term SOFR Borrowing on the date specified in any notice delivered pursuant hereto; or
(i) a Term SOFR Borrowing is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.21(b);

then the Borrowers shall indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment.  The term “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments as of the first day of the Interest Period) had prepayment not occurred and the interest such Lender will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment.  Because of the short-term duration of any Interest Period, the Borrowers agree that the Interest Differential shall not be discounted to its present value.

The Borrowers hereby acknowledge that the Borrowers shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term SOFR Borrowing, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment required upon maturity when the Borrowers have elected an Interest Period that extends beyond the scheduled maturity date of such Loan and any principal payment required following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise.  Such Interest Differential shall at all times be an Obligation as well as an undertaking by the Borrowers to the Lenders whether arising out of a voluntary or mandatory prepayment.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.4 shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Taxes

.

(j) Defined Terms. For purposes of this Section 3.5, the term “Lender” includes the Issuing Bank and the term “Applicable Law” includes FATCA.

(k) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with

Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(l) Payment of Other Taxes by Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(m) Indemnification by Loan Parties.  The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(n) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.5(e).

(o) Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(p) Status of Lenders.
(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall 57 deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A), (B) and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if a Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to such Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or H-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 3.5(g)(ii)(D), “FATCA” includes any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(q) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.5(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.5(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(r) Survival.  Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Illegality

.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the Term SOFR Rate, or to determine or charge interest rates based upon the Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrowers (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Borrowings or to convert Base Rate Borrowings to Term SOFR Borrowings shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Borrowings the interest rate on which is determined by reference to the Term SOFR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert each Term SOFR Loan of such Lender to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender can lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender cannot lawfully continue to maintain such Term SOFR Loan, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.

ARTICLE IV CONDITIONS PRECEDENT
Initial Credit Extension

.  This Agreement shall not become effective until, and the Lenders shall not be required to make the initial Credit Extension unless each of the following conditions is satisfied:

(a) The Administrative Agent shall have received executed counterparts of each of the following:
(i) this Agreement;
(ii) any Notes requested by a Lender pursuant to Section 2.13;
(iii) the Guaranty;
(iv) [reserved];

(v) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) that there have been no changes in the charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (B) as to the bylaws, operating agreement or other organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (C) as to resolutions of the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (D) as to a good standing certificate (or analogous documentation if applicable) for such Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization as of a recent date, to the extent generally available in such jurisdiction, and (E) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrowers) authorized to request a Credit Extension;

(vi) a certificate, signed by the chief financial officer of the Borrowers, stating that on the date of the initial Credit Extension (A) no Default or Event of Default has occurred and is continuing and (B) the representations and warranties in Article V are (1) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (2) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date; and

(vii) a written opinion of the Loan Parties’ counsel, in form and substance acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders.

(b) The Administrative Agent shall have received evidence satisfactory to it that any (i) credit facility currently in effect for any Loan Party or its Subsidiaries has been (or contemporaneous with the initial Loans will be) terminated and cancelled, all Indebtedness thereunder has been fully repaid (except to the extent being repaid with the initial Loans), and any Liens thereunder have been terminated and released and (ii) other Indebtedness not permitted by Section 7.1 has been (or contemporaneous with the initial Loans will be)  terminated and cancelled, all Indebtedness thereunder has been fully repaid (except to the extent being repaid with the initial Loans), and any Liens thereunder have been terminated and released.

(c) The Administrative Agent shall have received all fees and other amounts due and payable on or before the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(d) The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to the Administrative Agent of current insurance coverage that complies with Section 6.6.

(e) There shall not have occurred a material adverse change in the Loan Parties or their Subsidiaries’ business, properties, liabilities (actual and contingent), financial condition or results of operations.

(f) The Administrative Agent shall have received evidence of all governmental, equity holder and third-party consents and approvals necessary in connection with the contemplated financing, all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrowers and their Subsidiaries, taken as a whole, and no Law applies that in the reasonable judgment of the Administrative Agent could have such effect.

(g) No action, suit, investigation or proceeding shall be pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay any Credit Extension.

(h) The Administrative Agent shall have received (i) pro forma financial statements giving effect to the NuVasive Acquisition and (ii) unaudited consolidated financial statements of the Borrowers and their Subsidiaries for the fiscal quarter ended June 30, 2023.

(i) [Reserved.]
(j) [Reserved.]
(k) [Reserved.]
(l) [Reserved.]
(m) [Reserved.]

(n) Upon the reasonable request of any Lender made at least 10 days before the Closing Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering Laws, including the PATRIOT Act, in each case at least five days before the Closing Date.

(o) At least five days before the Closing Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall have delivered a Beneficial Ownership Certification in relation to such Borrower.

(p) The Administrative Agent shall have received such other agreements, documents, instruments and certificates relating to the Loan Parties, the Loan Documents or the transactions contemplated hereby as are reasonably requested by the Administrative Agent and its counsel, in form and substance reasonably satisfactory to the Administrative Agent.

Each Credit Extension

.  The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:

(q) There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(r) The representations and warranties in Article V are (i) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date.

(s) The Administrative Agent and, if applicable, the Swingline Lender or the Issuing Bank shall have received a Borrowing Notice or L/C Application in accordance with the requirements hereof.

Each Borrowing Notice or request for issuance of a Letter of Credit constitutes a representation and warranty by the Borrowers that the conditions in Section 4.2(a) and (b) have been satisfied.

ARTICLE V REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders that:

Existence and Standing

.  Each of the Borrowers and their Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and,  except to the extent the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect,  has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Authorization and Validity

.  Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, limited liability company or partnership proceedings, as applicable, and the Loan Documents to which each Loan Party is a party are legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally.

No Conflict; Government Consents

.  Neither the execution and delivery by each Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any Law, order, writ, judgment, injunction, decree or award binding on any Loan Party or any of its Subsidiaries, (b) any Loan Party’s or any of its Subsidiaries’ Constituent Documents, or (c) any indenture, instrument or agreement to which any Loan Party or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or be a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Loan Party or any of its Subsidiaries pursuant to any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, that has not been obtained is required to be obtained by any Loan Party or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

Financial Statements

.  The December 31, 2022 audited consolidated financial statements of the Borrowers and their Subsidiaries, and their unaudited financial statements dated as of June 30, 2023, heretofore delivered to the Lenders were prepared in accordance with Section 1.4 and fairly present the consolidated financial condition and operations of the Borrowers and their Subsidiaries at such date and the consolidated results of their operations for the period then ended.

Material Adverse Change

.  Since December 31, 2022, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrowers and their Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Taxes

.  The Borrowers and their Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrowers and their Subsidiaries, including, without limitation, pursuant to any assessment received by any Borrower or any Subsidiary, except any Taxes that are being contested in good faith as to which adequate reserves have been provided in accordance with GAAP.  No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes.  The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of any Taxes or other governmental charges are adequate.

Litigation and Contingent Obligations

.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Borrower or any Subsidiary, threatened against or affecting any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect or that seeks to prevent, enjoin or delay any Credit Extension or the execution, delivery, and performance of this Agreement or any other Loan Documents.  Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, the Borrowers have no material Contingent Obligations as of the dates of the financial statements referred to in Section 5.4 not provided for or disclosed in such financial statements.

Subsidiaries

.  Schedule 5.8 contains an accurate list of all Subsidiaries as of the Closing Date, noting which Subsidiaries are Material Domestic Subsidiaries as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by the Borrowers or other Subsidiaries.  All of the issued and outstanding Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and issued and are fully paid and non-assessable.

ERISA

.  With respect to each Plan, the Borrowers and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a Lien under Section 430(k) of the Code or Section 303(k) or Title IV of ERISA.  Neither the Borrowers nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Accuracy of Information

.

(a) No information, exhibit or report furnished by any Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements therein not misleading.

(b) As of the Closing Date, the information included in any Beneficial Ownership Certification is true and correct in all respects.
Regulation U

.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of the assets of the Borrowers and their Subsidiaries that are subject to any limitation on sale, pledge, or other restriction hereunder.

Material Agreements

.  No Borrower and no Subsidiary of any Borrower is a party to any agreement or instrument or subject to any charter or other corporate, limited liability company, or similar restriction that could reasonably be expected to have a Material Adverse Effect.  No Borrower and no Subsidiary of any Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.

Compliance with Laws

.  The Borrowers and their Subsidiaries are in compliance in all respects with all applicable Laws, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property,  breach of which could reasonably be expected to have a Material Adverse Effect.

Ownership of Properties

.  Except as set forth in Schedule 5.14, the Borrowers and their Subsidiaries have good title, free of all Liens other than Permitted Liens, to all of the Property reflected in the Borrowers’ most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrowers and their Subsidiaries (other than Property disposed of in a transaction permitted by Section 7.3).

Plan Assets; Prohibited Transactions

.  No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R.  § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) subject to Section 4975 of the Code, and neither the execution of this Agreement nor the Credit Extensions give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.  The Borrowers are not subject to any Law substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

Environmental Matters

.  The Property and operations of the Borrowers and their Subsidiaries are in compliance with applicable Environmental Laws,  non-compliance with which could reasonably be expected to have a Material Adverse Effect, and none of the Borrowers and their Subsidiaries are subject to any liability under Environmental Laws that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Neither the Borrowers nor any Subsidiary has received any notice to the effect that its Property or operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Investment Company Act

.  None of the Borrowers or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Insurance

.  The Borrowers maintain, and have caused each Subsidiary to maintain, insurance in compliance with Section 6.6.

Subordinated Indebtedness

.  The Obligations are senior Indebtedness entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

Solvency

.

(c) Immediately after the consummation of the transactions to occur on the Closing Date and immediately following any Credit Extensions made on the Closing Date and after giving effect to the application of the proceeds of such Credit Extensions, (i) the fair value of the assets of the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrowers and their Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrowers and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrowers and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Closing Date.

(d) The Borrowers do not intend to, or to permit any Subsidiary to, and do not believe that they or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

No Default

.  No Default or Event of Default has occurred and is continuing.

Anti-Corruption Laws; Sanctions

.  The Borrowers, their Subsidiaries and their respective directors, officers, and employees and, to the knowledge of the Borrowers, the agents of the Borrowers and their Subsidiaries are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects.  The Borrowers and their Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions.  None of the Borrowers, any of their Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrowers or any of their Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).

Labor Matters

.  There are no pending or threatened strikes, lockouts or slowdowns against any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.  None of the Borrowers or any of their Subsidiaries has been or is in violation in any material respect of Applicable Law dealing with labor matters that could reasonably be expected to have a Material Adverse Effect.  All material payments due from any Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimis amounts) have been paid or accrued as a liability on the books of such Borrower or such Subsidiary.  The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower or any Subsidiary is bound.

Affected Financial Institution

.  No Loan Party is an Affected Financial Institution.

ARTICLE VI AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations hereunder and under the other Loan Documents have been paid in full  (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized), and all Letters of Credit have expired or been canceled (without any pending drawings), the Borrowers covenant and agree with the Lenders that:

Financial Reporting

.  The Borrowers will maintain, for themselves and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(a) within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, audited and accompanied by a report and opinion of any “Big Four”, BDO, Grant Thornton, or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative

Agent, prepared in accordance with GAAP on a consolidated basis for themselves and their Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants;

(b) within 45 days after the close of each of the first three quarterly periods of each of its fiscal years, for themselves and their Subsidiaries, consolidated  unaudited balance sheets as at the close of each such period and consolidated  profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 7.16) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by their chief financial officer;

(c) [Reserved.]

(d) as soon as available, but in any event within sixty (60) days after the beginning of each fiscal year of the Borrowers, a copy of the plan and forecast (which shall be broken down on at least a quarterly basis, and shall include a projected consolidated balance sheet, income statement and funds flow statement) of the Borrowers and their Subsidiaries for such fiscal year;

(e) together with the financial statements required under Section 6.1(a) and (b), a Compliance Certificate signed by their chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof;

(f) promptly upon the furnishing thereof to the shareholders of the Borrowers, copies of all financial statements, reports, proxy statements, and other materials so furnished;

(g) promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports any Borrower or any Subsidiary files with the U.S.  Securities and Exchange Commission;

(h) at or promptly after any time at which any Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to the Administrative Agent; and

(i) such other business or financial information as the Administrative Agent or any Lender from time to time reasonably requests, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering Laws.

Any financial statement required to be furnished pursuant to Section 6.1(a),  (b), (f) or (g) shall be deemed to have been furnished on the date on which the Lenders receive notice that the Borrowers have filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge.  The Borrowers will give notice of any such filing to the Administrative

Agent (who will then give notice of any such filing to the Lenders).  Notwithstanding the foregoing, the Borrowers will deliver paper or electronic copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Borrowers to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent.

Use of Proceeds

.  The Borrowers will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for working capital, capital expenditures, share repurchases and other lawful corporate purposes (including, but not limited to, investments, intercompany loans and Permitted Acquisitions, in each case, to the extent not prohibited by this Agreement), and to refinance certain existing indebtedness on the Closing Date.  The Borrowers will not, and will not permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U).  The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise).

Notice of Material Events

.  The Borrowers will, and will cause each Subsidiary to, give notice to the Administrative Agent and each Lender, promptly and in any event within four (4) Business Days after an officer of the Borrowers obtains knowledge thereof, of the occurrence of any of the following:

(j) any Default or Event of Default;

(k) (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting any Borrower or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay any Credit Extensions or (ii) any material adverse development in any litigation, arbitration or governmental investigation or proceeding previously disclosed by any Borrower or any Subsidiary;

(l) with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(m) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in material liability;

(n) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(o) any other development, financial or otherwise, that would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 6.3 must be accompanied by a statement of an officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Conduct of Business

.  The Borrowers will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and fields of enterprise in which it is conducted on the Closing Date or is reasonably incidental thereto, (b) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, (c) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, and (d) keep in full force and effect all rights, contracts, trademarks, trade names, patents, copyrights, licenses, permits, privileges, franchises, and other authorizations material to the conduct of its business, as to each of (c) and (d), failure of which would reasonably be expected to have a Material Adverse Effect.

Payment of Taxes and Obligations

.  The Borrowers will, and will cause each Subsidiary to, timely file complete and correct United States federal and state income tax returns and applicable material foreign, state and local tax returns required by Applicable Law.  The Borrowers will, and will cause each Subsidiary to, pay when due all its obligations, including without limitation Taxes upon it or its income, profits or Property, except (a) those that are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP and (b) those that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Insurance

.  The Borrowers will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property, liability insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrowers will furnish to any Lender upon request full information as to the insurance carried.

Compliance with Laws and Material Contractual Obligations

.  The Borrowers will, and will cause each Subsidiary to, (a) comply in all respects with all Laws, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws,  breach of which would reasonably be expected to have a Material Adverse Effect,  (b) perform in all material respects its obligations under material agreements to which it is a party, breach of which would reasonably be expected to have a Material Adverse Effect, and (c) in addition to and without limiting the foregoing clause (a), comply with all Anti-Corruption Laws and applicable Sanctions in all respects.  The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their

Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Maintenance of Properties

.  The Borrowers will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all repairs, renewals and replacements necessary to properly conduct its business at all times.

Books and Records; Inspection

.  The Borrowers will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions related to its business and activities.  The Borrowers will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, at the Borrowers’ expense, to inspect any of the Property, books and financial records of the Borrowers and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrowers and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrowers and each Subsidiary with, and to be advised as to the foregoing by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender designates;  provided, however, that except during the existence of an Event of Default the Borrowers will not be required to reimburse the Administrative Agent and the Lenders for more than one inspection in any twelve-month period.

[Reserved]

.

Further Assurances

.    As promptly as possible but in any event within 30 days (or such later date as agreed by the Administrative Agent in its sole discretion) after a Material Domestic Subsidiary is organized or acquired, or any Person becomes a Material Domestic Subsidiary pursuant to the definition thereof or is designated by the Borrowers or the Administrative Agent as a Material Domestic Subsidiary, the Borrowers will provide the Administrative Agent with written notice thereof which shall, to the extent requested by the Administrative Agent, set forth information in reasonable detail describing the material Property of such Subsidiary, and will cause each such Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty in a form acceptable to the Administrative Agent pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, (ii) an updated Schedule 5.8 designating each Material Domestic Subsidiary as such, (iii) appropriate resolutions and, if reasonably requested by the Administrative Agent, legal opinions, and (iv) such other documentation as the Administrative Agent reasonably requests, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  Each Loan Party will, and will cause each Subsidiary to, promptly correct any ambiguity, omission, mistake, defect, inconsistency or error discovered in any Loan Document or in the execution, acknowledgment or recordation thereof.

Anti-Money Laundering Compliance

.  The Borrowers will, and will cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with anti-money laundering Laws.

ARTICLE VII NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations hereunder and under the other Loan Documents have been paid in full  (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized), and all Letters of Credit have expired or been canceled (without any pending drawings), the Borrowers covenant and agree with the Lenders that:

Indebtedness

.  The Borrowers will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except for:

(a) the Loans and the Reimbursement Obligations;
(b) Indebtedness existing on the Closing Date and described in Schedule 7.1 and any extension, renewal, or replacement of such Indebtedness that does not increase the principal amount thereof;
(c) Indebtedness arising under Swaps that are non-speculative;
(d) [Reserved];

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (in each case to the extent such acquisition is otherwise permitted hereby) before the acquisition thereof (only if such Indebtedness is incurred before or within 90 days after such acquisition or the completion of such construction or improvements), and any renewal or extension of such Indebtedness that does not increase the principal amount thereof; provided that the aggregate principal amount of such Indebtedness (including the Indebtedness evidenced by the Liens described on Schedule 7.6) may not exceed $50,000,000 at any time outstanding;

(f) Indebtedness of the Borrowers owing to any Subsidiary and of any Subsidiary owing to the Borrowers or any other Subsidiary, subject to Section 7.4(h);
(g) guaranties by the Borrowers of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrowers or any other Subsidiary, subject to Section 7.4(h);
(h) [Reserved];
(i) Subordinated Indebtedness in an aggregate principal amount not to exceed $100,000,000;

(j) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (other than those described in clause (p) below), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance by a Loan Party pursuant to such agreements, in connection with any of the transactions expressly permitted under Section 7.4 or 7.5, in each case on customary terms;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness must be extinguished within five Business Days after incurrence;

(l) [Reserved];
(m) the unsecured convertible notes (due 2025) issued by NuVasive in the initial amount of $450,000,000;
(n) secured Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(o) Indebtedness of any Person that becomes a Subsidiary after the Closing Date in a transaction otherwise permitted hereunder, only if (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii)(x) the aggregate principal amount of secured Indebtedness permitted by this clause (o) shall not exceed $25,000,000 at any time outstanding and (y) the aggregate principal amount of unsecured Indebtedness permitted by this clause (o) shall not exceed $25,000,000 at any time outstanding;

(p) Indebtedness arising from any purchase price adjustments, earn outs or similar obligations and seller notes, in each case, incurred in connection with a Permitted Acquisition, in an aggregate principal amount not to exceed $150,000,000 at any time outstanding; and

(q) additional unsecured Indebtedness so long as immediately after the incurrence of such Indebtedness the Leverage Ratio (as determined on a pro forma basis assuming, if subject to subsequent draws, the entire amount of such Indebtedness) satisfies the requirement of Section 7.16 below.

Fundamental Changes

.  The Borrowers will not, and will not permit any Subsidiary to, merge or consolidate with or into any other Person, divide, liquidate or dissolve, except that

(r) a Subsidiary may merge, consolidate, liquidate or dissolve into a Borrower or a Guarantor (with a Borrower or, if a Borrower is not a party to such transaction, a Guarantor being the survivor thereof);

(s) a non-Guarantor Subsidiary may merge, consolidate, liquidate or dissolve into another non-Guarantor Subsidiary that is Wholly-Owned; and a non-Guarantor Subsidiary that is not Wholly-Owned may merge, consolidate, liquidate or dissolve into another non-Guarantor Subsidiary that is not Wholly-Owned (immediately prior to such transaction);

(t) any Borrower or any Subsidiary may merge or consolidate with or into any Person other than a Borrower or a Subsidiary to effect a Permitted Acquisition (with a Borrower or such Subsidiary being the survivor thereof); and

(u) any non-Material Domestic Subsidiary and any Foreign Subsidiary may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders;  provided that the assets of such dissolving or liquidating Subsidiary shall be transferred to a Loan Party or to a non-Loan Party that is a Wholly-Owned Subsidiary.

Sale of Property

.  The Borrowers will not, and will not permit any Subsidiary to, lease, sell, transfer, or otherwise dispose of its Property to any other Person, except for

(v) sales of or dispositions of inventory, or used, worn-out or surplus equipment, whether now owned or hereafter acquired, all in the ordinary course of business and dispositions of Property no longer used or useful in the conduct of the business of the Borrower;

(w) the sale of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such sale are applied with reasonable promptness to the purchase price of similar replacement equipment;

(x) any disposition of Property so long as (i) at the time of such disposition, no Event of Default shall exist or shall result from therefrom, (ii) at least 50% of the consideration paid in connection therewith shall be cash or Cash Equivalent Investments and shall be in an amount not less than the fair market value of the property disposed of, and (iii) the consideration paid for all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions shall not exceed $250,000,000 in the aggregate during any fiscal year;

(y) any disposition in the ordinary course of business of Cash Equivalent Investments; and

(z) sales or dispositions by any Loan Party to any other Loan Party or by any non-Loan Party to any other non-Loan Party Wholly-Owned Subsidiary; provided that if the transferor is not a Wholly-Owned Subsidiary, the transferee may also be a non-Wholly-Owned Subsidiary.

Investments

.  The Borrowers will not, and will not permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, except for:

(aa) Cash Equivalent Investments;
(bb) Investments existing on the Closing Date (i) in Subsidiaries or (ii) described in Schedule 7.4;
(cc) Permitted Acquisitions
(dd) Guarantees permitted by Section 7.1;

(ee) payroll, commission, travel and other similar cash advances made to management personnel, directors (or comparable Persons), officers, or employees in the ordinary course of business;
(ff) [Reserved;]
(gg) Swaps that are non-speculative;

(hh) Investments by any Borrower in any Subsidiary and by any Subsidiary in any Borrower or another Subsidiary; provided that the aggregate amount of Investments pursuant to this clause (h) by the Loan Parties in any Subsidiaries that are not Loan Parties, together with Indebtedness pursuant to Section 7.1(f) owed by Loan Parties to any Subsidiaries that are not Loan Parties, guaranties pursuant to Section 7.1(g) by Loan Parties of Indebtedness of Subsidiaries that are not Loan Parties,  and Investments pursuant to Section 7.4(k), must not exceed $50,000,000 in the aggregate in any fiscal year and $150,000,000 in the aggregate for all such Investments during the term of this Agreement at any time outstanding;

(ii) Investments in Equity Interests of customers and suppliers received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and bona fide disputes with, customers and suppliers, in each case in the ordinary course of business and received pursuant to a plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of any such customers and suppliers;

(jj) Investments (including debt obligations) received or acquired as the non-cash portion of consideration received in connection with dispositions permitted pursuant to Section 7.3(c);

(kk) Investments for joint ventures and minority investment positions; provided that the aggregate amount of Investments pursuant to this clause (k) by the Loan Parties must not exceed $50,000,000 in the aggregate in any fiscal year and $150,000,000 in the aggregate for all such Investments during the term of this Agreement at any time outstanding, subject to Section 7.4(h);

(ll) loans made to officers, directors, employees, and consultants under equity compensation plans to purchase Equity Interests in Globus;
(mm) Promissory notes and other non-cash consideration received in connection with sales or dispositions permitted by Section 7.3;

(nn) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(oo) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or mergers with any Borrower or any Subsidiary thereof, in each case, in a transaction otherwise permitted hereunder, so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(pp) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness, including earnest money deposits made in cash in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(qq) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; and

(rr) other Investments in an aggregate principal amount not to exceed $100,000,000 in the aggregate in any fiscal year and $300,000,000 in the aggregate for all such Investments during the term of this Agreement at any time outstanding.

Acquisitions

.  The Borrowers will not, and will not permit any Subsidiary to, make any Acquisition other than a Permitted Acquisition.

Liens

.  The Borrowers will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of any Borrower or any Subsidiary, except for:

(ss) Liens for taxes, assessments or governmental charges or levies on its Property that are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books;

(tt) Liens imposed by law, such as carriers’, landlords’, vendors’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations;

(uu) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(vv) easements, zoning restrictions, building restrictions and such other encumbrances or charges against real property that generally exist with respect to Properties of a similar character and do not in any material way affect the marketability of the property or interfere with the use thereof in the business of any Borrower or its Subsidiaries;

(ww) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, charge backs, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution, only if (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by any Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such account is not intended by any Borrower or any Subsidiary to provide collateral to the depository institution;

(xx) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(yy) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(zz) the interest or title of a lessor, sublessor or owner under any lease of real estate, equipment or facilities (including fiber optic cable) expressly permitted under this Agreement (but not Liens, encumbrances or other exceptions to title encumbering such interest or title, except as otherwise provided in this definition);

(aaa) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(bbb) non-exclusive licenses of trademarks and other intellectual property rights, including rights granted to Subsidiaries for exclusive use in designated jurisdictions, by the Borrowers or a Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of any Borrower or such Subsidiary;

(ccc) licenses, sublicenses, leases or subleases, in each case on a non-exclusive basis, with respect to any assets granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or their Subsidiaries

(ddd) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capitalized Lease Obligations), only if (i) such Lien secures Indebtedness permitted by Section 7.1(e), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(eee) any Lien (i) existing on any Property of any Person at the time such Person becomes a Subsidiary, (ii) existing on any Property of any Person at the time such Person is merged with or into a Borrower or a Subsidiary, or (iii) existing on any Property before the acquisition thereof by a Borrower or a Subsidiary, in each case pursuant to a transaction otherwise permitted hereby, only if such Lien (x) was not created in the contemplation of any of the foregoing, (y) secures only the obligations it secures on the date such Person becomes a Subsidiary or the date of such merger or acquisition, and (z) is not a blanket or “all assets” Lien;

(fff) Liens (i) on earnest money deposits made in cash by the Borrowers or any of their Subsidiaries in connection with any letter of intent or purchase agreement in connection with an Acquisition or other Investment permitted under this Agreement or (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;
(ggg) Liens existing on the Closing Date and described in Schedule 7.6;
(hhh) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(iii) Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets, which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets; and

(jjj) other Liens securing Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.
Restricted Payments

.  The Borrowers will not, and will not permit any Subsidiary to, make any Restricted Payment, except that

(kkk) any Subsidiary may declare and pay dividends or make distributions to any Borrower or to a Subsidiary of the Borrowers and any other equity holder of such Subsidiary;
(lll) the Borrowers and the Subsidiaries may declare and make Restricted Payments payable solely in common Equity Interests of Globus; and

(mmm) the Borrowers may make Restricted Payments so long as (i) if no Default or Event of Default exists before or after giving effect to such Restricted Payment and (ii) on a pro forma basis after giving effect to such Restricted Payment, the Leverage Ratio is less than or equal to 3.25 to 1.00  (or, if the Borrowers have delivered, with respect to an Acquisition, a Material Acquisition Leverage Ratio Notice in compliance with Section 7.16(a) and the Increased Leverage Period resulting therefrom is still in effect, then a pro forma Leverage Ratio of less than or equal to 3.75:1.00).

Transactions with Affiliates

.    The Borrowers will not, and will not permit any of their respective Subsidiaries to, dispose (including pursuant to a merger) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business and at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that this Section shall not apply to any transaction that is expressly permitted under Sections 7.1, 7.2, 7.3, 7.4, or 7.7 of this Agreement between or among the Loan Parties and not involving any other Affiliate).

Subordinated Indebtedness

.  The Borrowers will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily repay, prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than as permitted under an accompanying subordination agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

[Reserved]

.

[Reserved]

.

[Reserved]

.

Restrictive Agreements

.  The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property or (b) the ability of any Subsidiary to (i) pay dividends or other distributions to holders of its Equity Interests, (ii) make or repay loans or advances to the Borrowers or any other Subsidiary, or (iii) guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (v) the foregoing does not apply to restrictions and conditions imposed by law or by any Loan Document, (w) the foregoing does not apply to customary restrictions and conditions in agreements relating to the sale of a Subsidiary pending such sale, if such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (x) clause (a) of the foregoing does not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness and (y) clause (a) of the foregoing does not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Accounting Changes, etc.

 The Borrowers will not, and will not permit any Subsidiary to, (a) make any material change in accounting treatment or reporting practices (except as required by GAAP), or change its fiscal year, or (b) amend, modify or change any of its Constituent Documents in any manner materially adverse in any respect to the rights or interests of the Lenders.

[Reserved]

.

Financial Covenants

.

(nnn) Leverage Ratio.  The Borrowers will not permit the Leverage Ratio, determined as of the end of each fiscal quarter of Globus, to be greater than 3.50 to 1.0; provided that, following any Material Acquisition by a Loan Party, and following the delivery of a notice to increase the Leverage Ratio in accordance with this Section 7.16(a) (each such notice, a “Material Acquisition Leverage Ratio Notice”), the Borrowers shall have the ability, not more than four (4) times during the term of this Agreement, to increase the Leverage Ratio to not greater than 4.00 to 1.00 with respect to the fiscal quarter during which such Material Acquisition occurs and the next three (3) fiscal quarters thereafter (such period referred to herein as the “Increased Leverage Period”); provided, further, that at least one (1) complete fiscal quarter must have elapsed between the end of any Increased Leverage Period and the beginning of any subsequent Increased Leverage Period.

ARTICLE VIII DEFAULTS AND REMEDIES
Events of Default

.  The occurrence of any one or more of the following events is an Event of Default (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document is materially false on the date made or confirmed;

(b) nonpayment of (i) principal of any Loan or any Reimbursement Obligation when due or (ii) interest upon any Loan, any commitment fee or L/C Fee, or any other obligation under any of the Loan Documents within three Business Days after it becomes due;

(c) the breach of any of the provisions of Section 6.1, 6.2, 6.3, 6.4, 6.6, and 6.12 or Article VII;

(d) the breach (other than a breach that is an Event of Default under another clause of this Section 8.1) of any of the terms or provisions of this Agreement or any other Loan Document that is not remedied within 30 days after the earlier of (i) the Borrowers becoming aware of such breach and (ii) the Administrative Agent notifying the Borrowers of such breach;

(e) (i) failure of any Borrower or any Subsidiary to pay when due (beyond any applicable grace period) any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness, (ii) the default (beyond any applicable grace period) by any Borrower or any Subsidiary in the performance of any term, provision or condition in any Material Indebtedness Agreement, or any other event or condition, that causes, or permits the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due before its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated before its stated expiration date, or (iii) any portion of Material Indebtedness being declared due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) before the stated maturity thereof;

(f) any Borrower or any Subsidiary (i) has an order for relief entered with respect to it under the federal bankruptcy Laws, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy Laws or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 8.1(f), (vi) fails to contest in good faith any appointment or proceeding described in this Section 8.1(f), or (vii) fails to pay, or admits in writing its inability to pay, its debts generally as they become due;

(g) without the application, approval or consent of any Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official is appointed for any Borrower or any Subsidiary, or a proceeding described in Section 8.1(f)(iv) is instituted against any Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for 60 days;

(h) any Governmental Authority condemns, seizes or otherwise appropriates, or takes custody or control of, all or any material portion of the Property of the Loan Parties (taken as a whole);

(i) any Borrower or any Subsidiary fails within 30 days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money of more than $100,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, in each case which are not stayed on appeal or otherwise being appropriately contested in good faith, or any action is legally taken by a judgment creditor to attach or levy upon any Property of any Borrower or any Subsidiary to enforce any such judgment;

(j) (i) with respect to a Plan, any Borrower or an ERISA Affiliate is subject to a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or Title IV of ERISA, or (ii) an ERISA Event that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in material liability;

(k) (i) nonpayment by any Borrower or any Subsidiary of any Swap Obligation when due under either (A) a Lender-Provided Swap or (B) a non-Lender-Provided Swap that constitutes Material Indebtedness, (ii) the breach by any Borrower or any Subsidiary of any term, provision or condition in any Swap that is either (A) a Lender-Provided Swap or (B) a non-Lender-Provided Swap that constitutes Material Indebtedness, or (iii) the breach by any Borrower or any Subsidiary of any term, provision or condition in any transaction of the type described in the definition of “Swap,” whether or not any Lender or Affiliate of a Lender is a party thereto (provided that, if no Lender or Affiliate of a Lender is a party thereto, only if the obligations or liabilities under such transaction constitute Material Indebtedness);

(l) any Change of Control;

(m) any “default,” as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided; or

(n) any Loan Document fails to remain in full force or effect or any action is taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor fails to comply with any of the terms or provisions of any Guaranty to which it is a party, any Guarantor repudiates or purports to revoke its Guaranty or any Guarantor otherwise denies that it has any further liability under its Guaranty or gives notice to such effect.
Acceleration; Remedies

.

(o) If any Event of Default described in Section 8.1(f) or (g) occurs with respect to the Borrowers:
(i) the obligations of the Lenders to make Loans and the obligation and power of the Issuing Bank to issue Letters of Credit shall automatically terminate;

(ii) the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action by the Administrative Agent, the Issuing Bank or any Lender; and

(iii) the Borrowers shall be and become thereby unconditionally obligated, without any further notice, act or demand, to Cash Collateralize the L/C Obligations at such time in an amount equal to 105% of the outstanding L/C Obligations plus any accrued and unpaid interest thereon.

(p) If any other Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:
(i) terminate the Commitments;

(ii) declare the Obligations under this Agreement and the other Loan Documents to be due and payable, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive; and

(iii) demand the Borrowers to, and the Borrowers shall, forthwith upon such demand and without any further notice or act, Cash Collateralize the L/C Obligations at such time in an amount equal to 105% of the outstanding L/C Obligations plus any accrued and unpaid interest thereon.

(q) The Administrative Agent may at any time or from time to time apply funds in the L/C Collateral Account to the payment of the Obligations as provided in Section 8.3.

(r) While any Event of Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through the Borrowers may withdraw any of the funds held in the L/C Collateral Account.  After the Obligations under this Agreement and the other Loan Documents have been indefeasibly paid in full (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized)  and the Aggregate Commitment has been terminated, any funds remaining in the L/C Collateral Account will be returned by the Administrative Agent to the Borrowers or paid to whomever is legally entitled thereto.

(s) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under Applicable Law.

Application of Funds

.  After the exercise of remedies provided for in Section 8.2 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in Section 8.2(a)), the Administrative Agent shall apply any amounts it receives on account of the Obligations in the following order:

(t) first, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(u) second, to payment of fees, indemnities and other reimbursable expenses (other than principal, Reimbursement Obligations, interest, L/C Fees and commitment fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the Lenders and the Issuing Bank as required by Section 10.3 and amounts payable under Article III);

(v) third, to payment of accrued and unpaid L/C Fees, commitment fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Bank in proportion to the amounts described in this Section 8.3(c) payable to them;

(w) fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, Lender-Provided Swaps, and Cash Management Services and (ii) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Section 2.20, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this Section 8.3(d) payable to them; provided that (x) any amounts applied pursuant to clause (ii) above shall be paid to the Administrative Agent for the account of the Issuing Bank to Cash Collateralize such L/C Obligations, (y) subject to Section 2.20, amounts used to Cash Collateralize the L/C Obligations pursuant to this Section 8.3(d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral attributable to such Letter of Credit shall be distributed in accordance with this Section 8.3(d);

(x) fifth, to payment of all other Obligations ratably among the Administrative Agent, the Lenders, and the Issuing Bank based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(y) last, the balance, if any, to the Borrowers or as otherwise required by law.

Notwithstanding anything to the contrary set forth above,

(x)Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its Property, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in this Section 8.3; and

(y)Obligations arising under Lender-Provided Swaps and Cash Management Services provided by a Lender or Affiliate of a Lender other than U.S.  Bank or one of its Affiliates shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent requests, from the applicable Lender (or Affiliate of a Lender) in accordance with the definition of “Obligations.” Each Affiliate of a Lender that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX THE ADMINISTRATIVE AGENT
Appointment and Authority

.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as otherwise provided in Section 9.6(c), the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrowers shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Rights as a Lender

.  The Person serving as the Administrative Agent hereunder has the same rights and powers in its capacity as a Lender as any other Lender and may exercise them as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Exculpatory Provisions

.

(a) The Administrative Agent has no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) is not subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) has no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as is expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent is not required to take any action that, in the opinion of the Administrative Agent or its counsel, could expose the Administrative Agent to liability or is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that could be in violation of the automatic stay under any Debtor Relief Law or that could effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) does not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the circumstances as provided in Sections 8.2 and 10.2(b)), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowers, a Lender or the Issuing Bank.

(c) The Administrative Agent is not responsible for and has no duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Reliance by Administrative Agent

.  The Administrative Agent may rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Delegation of Duties

.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and apply to their respective activities in connection with the syndication of the facilities hereunder as well as activities as Administrative Agent.  The Administrative Agent is not responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Resignation of Administrative Agent

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(d) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders may, upon the Borrowers’ prior written consent, appoint a successor.  If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as is agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but is not obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent; provided that in no event may any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(e) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, upon the Borrowers’ prior written consent, appoint a successor.  If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the Administrative Agent receives notice of its removal (or such earlier day as is agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(f) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Non-Reliance on Agents and Other Lenders

.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it from time to time deems appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

No Other Duties

.  Anything herein to the contrary notwithstanding, none of the Arrangers, Joint Lead Arrangers, Joint Book Runners, Syndication Agents or Documentation Agents listed on the cover page hereof has any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank.

Administrative Agent May File Proofs of Claim

.  In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(g) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(h) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

[Reserved]

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Guarantor Releases

.  The Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Loan Documents if such Person is no longer required to be a Guarantor or if such Person is sold, transferred or assigned in accordance with and to the extent permitted by this Agreement.  Upon the request of the Administrative Agent at any time, the Required Lenders shall confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Loan Documents pursuant to the foregoing.  In each case as specified hereto, the Administrative Agent may (and each Lender hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party reasonably requests to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the Loan Documents.

Certain ERISA Matters

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(i) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(j) In addition, unless either (i) clause (i) of Section 9.12(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of Section 9.12(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Erroneous Payments

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(k) If the Administrative Agent notifies a Lender, the Issuing Bank or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.13(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(l) Without limiting Section 9.13(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):

(i) (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(m) Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party from any source, against any amount due to the Administrative Agent under Section 9.13(a) or under the indemnification provisions of this Agreement.

(n) An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from a Loan Party for the purpose of making such Erroneous Payment.

(o) To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.

(p) Each party’s agreements under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

ARTICLE X MISCELLANEOUS
Notices; Effectiveness; Electronic Communication

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(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)) and notices pursuant to the definition of “Obligations” (which shall be given via email in accordance with Section 10.1(b) and Exhibit D), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:

(i) if to the Borrowers, to it at Globus Medical, Inc., 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, Attention: Keith Pfeil, Email: kpfeil@globusmedical.com);
(ii) if to the Administrative Agent, to it at U.S. Bank, 3 Bryant Park, 13th Floor, New York, New York 10036, Attention: Christian Marcks, Email: christian.marcks@usbank.com; and
(iii) if to a Lender or the Issuing Bank, to it at its address (or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices delivered through electronic communications pursuant to Section 10.1(b) shall be effective as provided in Section 10.1(b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing does not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication.  The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines.  Such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), or, if not sent during the normal business hours of the recipient, at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number above by notice to the other parties hereto as provided in this Section 10.1.
Amendments and Waivers

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(d) No delay or omission of the Lenders, the Issuing Bank or the Administrative Agent to exercise any right under the Loan Documents will impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any Credit Extension notwithstanding an Event of Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right.  All remedies in the Loan Documents or afforded by Applicable Law shall be cumulative and all shall be available to the Administrative Agent and the Lenders until (a) the Obligations have been irrevocably paid and performed in full and (b) the Lenders no longer have any commitment to provide any financial accommodations to the Borrowers or any other Loan Party under any Loan Document.

(e) Except as otherwise expressly set forth in this Agreement, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by any Loan Party shall be effective unless in writing executed by the Borrowers and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrowers and the Administrative Agent with the consent of the Required Lenders, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent may:

(i) extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or Event of Default is not an extension or increase of any Commitment of any Lender);

(ii) reduce the principal of, or rate of interest specified herein on, any Loan or any Reimbursement Obligation, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each

Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders is necessary (i) to amend Section 2.11 or to waive the obligation of the Borrowers to pay interest at the rate imposed pursuant thereto or (ii) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Loan or any Reimbursement Obligation, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change the definition of “Applicable Percentage” or Section 2.19 or 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v) change Section 2.20(a) in a manner that would cause any Letter of Credit to expire after the Facility Termination Date (except as provided in such Section)  without the written consent of each Revolving Lender;

(vi) without the written consent of all the Lenders, release all or substantially all of the Guarantors; or

(vii) change any provision of this Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

provided,  further, that no such amendment, waiver or consent may amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, (B) the Issuing Bank, unless in writing executed by the Issuing Bank and (C) the Swingline Lender, unless in writing executed by the Swingline Lender, in each case in addition to the Borrowers and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender has any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) a Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders requires the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section 10.2(b) to the contrary, if the Administrative Agent and the Borrowers jointly identify an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers may amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the such amendment is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.

Expenses; Indemnity; Damage Waiver

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(f) Costs and Expenses.  The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter, in each case, to the extent reasonably necessary) in connection with the syndication of the facilities hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or (B) in connection with the Loans or Letters of Credit, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(g) Indemnification by the Borrowers.  The Borrowers shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one primary counsel (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter, in each case, to the extent reasonably necessary) in each case, for all Indemnitees taken as a whole, and one additional counsel to each group of affected Persons similarly situated if one or more actual conflicts of interest, or reasonably perceived conflicts of interest, arise and the Borrowers are provided prompt notice of such conflicts of interest (provided that any failure by any Indemnitee or Indemnitees to give such notice (i) will not preclude such Indemnitee or Indemnitees from indemnification or reimbursement of attorneys’ fees by the Borrowers for any such additional counsel and (ii) will not result in any liability for such Indemnitee or Indemnitees that fail to give such notice) and settlement costs), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a material breach of such Indemnitee’s obligations under any Loan Document or (y) result from disputes solely between and among Indemnitees to the extent such dispute does not result from a claim involving any act or omissions of a Loan Party (other than against an Arranger or the Administrative Agent in their capacities as such and other than claims with respect to a Letter of Credit brought by one Indemnitee against another Indemnitee acting in a different capacity or role with respect to such Letter of Credit such as the Issuing Bank as opposed to an advising bank, confirming bank, negotiating bank or transferring bank).  This Section 10.3(b) does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(h) Reimbursement by Lenders.  To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under Section 10.3(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this Section 10.3(c) are subject to Section 10.11.

(i) Waiver of Consequential Damages, etc.  To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof (provided that nothing contained in this sentence shall limit or otherwise relieve the Borrower’s indemnity obligations under Section 10.3(b)).  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(j) Payments. All amounts due under this Section 10.3 are payable promptly after demand therefor.
(k) Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Successors and Assigns

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(l) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.4(b), (ii) by way of participation in accordance with the provisions of Section 10.4(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.4(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(m) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.4(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.4(b)(i)(A) the aggregate amount of Commitment (which for this purpose includes Loans outstanding thereunder) or, if such Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment or (determined as of the date the Assignment and

Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement.
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing under Sections 8.1(b), (c) (due to a default under Section 7.16), (f) or (g), at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Bank and the Swingline Lender shall be required (such consent not to be unreasonably withheld or delayed).

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment may be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons.  No such assignment may be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under Applicable Law without compliance with the provisions of this Section 10.4(b)(vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.4(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(d).

(n) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(o) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers,  the Administrative Agent,  the Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b)(i) through (vii) that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.4, and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b); provided that such Participant (x) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under Section 10.4(b); and (y) shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.21 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.5 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender has any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) has no responsibility for maintaining a Participant Register.

(p) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment may release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(q) Resignation as Issuing Bank or Swingline Lender after Assignment.  Notwithstanding anything to the contrary herein, if at any time U.S.  Bank assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 10.4(b), (i) U.S. Bank may, upon 30 days’ notice to the Borrowers and the Lenders, resign as Issuing Bank, or (ii) U.S. Bank may, upon 30 days’ notice to the Borrowers, resign as Swingline Lender.  In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrowers may appoint from among the Lenders a successor Issuing Bank or Swingline Lender; provided that the Borrowers’ failure to appoint a successor shall not affect the resignation of the Issuing Bank or Swingline Lender.  If U.S. Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective time of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to fund risk participations pursuant to Section 2.20(e)).  If U.S. Bank resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective time of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.4(d).  Upon the appointment of a successor Issuing Bank or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, issued by the retiring Issuing Bank outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Setoff

.  The Borrowers hereby grant each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrowers with such Lender or any Affiliate of such Lender (the “Deposits”) to secure the Obligations.  In addition to, and without limitation of, any rights of the Lenders under Applicable Law, if any Event of Default occurs, the Borrowers authorize each Lender, the Issuing Bank, and each of their respective Affiliates, with the prior written consent of the Administrative Agent and subject to Section 2.19, to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, are contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such Deposit, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided that if any Defaulting

Lender exercises such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23(d) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Payments Set Aside

.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Survival

.  All covenants, agreements, representations and warranties made by any Loan Party in any Loan Document or other documents delivered in connection therewith or pursuant thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation remains unpaid or unsatisfied or any Letter of Credit remains outstanding and so long as the Revolving Commitments have not expired or been terminated.  The provisions of Sections 3.1, 3.2, 3.4, 10.3, and 10.7 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of any Loan Document or any provision thereof.

Governmental Regulation

.  Anything in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

Headings

.  Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

Entire Agreement

.  The Loan Documents embody the entire agreement and understanding between the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders and supersede all prior agreements and understandings between the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders relating to the subject matter thereof other than those in any fee letter entered into in connection with the transaction that is the subject of this Agreement, which shall survive and remain in full force and effect during the term of this Agreement.

Several Obligations

.  The obligations of the Lenders hereunder are several and not joint and no Lender is the partner or agent of any other (except to the extent the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Severability of Provisions

.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Treatment of Certain Information

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(r) Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agree to maintain the confidentiality of the Information, except that Information may be disclosed

(i) to its Affiliates and to its Related Parties  in connection with its rights and obligations under this Agreement and the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(iii) to the extent required by Applicable Laws or by any subpoena or similar legal process;
(iv) to any other party hereto;

(v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(vi) subject to an agreement containing provisions substantially the same as those of this Section 10.13(a), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this

Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder;

(vii) on a confidential basis to (A) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities contemplated hereby or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities hereunder;

(viii) with the consent of the Borrowers; or

(ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.13(a) or (B) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers who did not acquire such information as a result of a breach of this Section 10.13(a).

In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Arrangers, or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 10.13(a), “Information” means all information received from any Borrower or any of its Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries; provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.13(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(s) Public Information.  The Borrowers hereby acknowledge that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrowers hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking

Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of U.S.  federal and state securities Laws (provided that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 10.13(a)); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the applicable electronic submission system (e.g., DebtX) designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the applicable electronic submission system (e.g., DebtX) not designated “Public Side Information.” Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

Nonreliance

.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions.

No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between the Borrowers and their Subsidiaries and any Arranger, any Bookrunner, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Arranger, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender has advised or is advising the Borrowers or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arrangers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Arrangers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and (iv) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) each of the Arrangers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person; (ii) none of the Arrangers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arrangers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Arrangers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by Law, the Borrowers hereby waive and release any claims that it may have against any of the Arrangers, the Administrative Agent, the Issuing

Bank, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

PATRIOT Act

.  Each Lender subject to the PATRIOT Act hereby notifies the Borrowers and each other Loan Party that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.

Counterparts; Effectiveness

.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Administrative Agent, and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Electronic Execution of Assignments

.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on UETA.

Document Imaging; Telecopy and PDF Signatures; Electronic Signatures

.  Without notice to or consent of any Loan Party, the Administrative Agent and each Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents.  Such images have the same legal force and effect as the paper originals and are enforceable against the Borrowers and any other parties thereto.  The Administrative Agent and each Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Administrative Agent’s or such Lender’s possession constituting an “authoritative copy” under UETA.  If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes.  If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts.  The Administrative Agent and each Lender may rely on any such electronic signatures without further inquiry.

Governing Law

.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (without reference to conflict of law principles).

Jurisdiction

.  The Borrowers irrevocably and unconditionally agree that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

Waiver of Venue

.  The Borrowers irrevocably and unconditionally waive, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.21.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Service of Process

.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

WAIVER OF JURY TRIAL

.  THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Reserved]

.

Acknowledgement and Consent to Bail-In of Affected Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement,

arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(t) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(u) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Acknowledgement Regarding Any Supported QFCs

.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Joint and Several Obligations of the Borrowers

.

(iv) The obligations of an individual Borrower (the “Guaranteeing Borrower”) hereunder shall remain fully effective without regard to, and shall not be affected or impaired by the following, any of which may be taken, at any time, without the consent of, or notice to, such Guaranteeing Borrower, nor shall any of the following give such Guaranteeing Borrower any recourse or right of action against the Administrative Agent or any Lender:

(1)Any acceleration of or to any provisions of the Loan Documents;

(2)Any exercise or non-exercise by the Administrative Agent or any Lender of any right or privilege against the other Borrower under the Loan Documents, or any waiver of any provisions under the Loan Documents, including any waiver of a condition precedent to funding a Loan;

(3)Any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding (each, an “Insolvency Proceeding”) relating to the other Borrower (the “Debtor Borrower”) or any guarantor (which term shall mean any other party at any time directly or contingently liable for any of the Debtor Borrower’s obligations under the Loan Documents);

(4)Any action taken with respect to the Obligations by any trustee or receiver, or by any court, in any Insolvency Proceeding, whether or not the Guaranteeing Borrower shall have had notice or actual knowledge of any of the foregoing;

(5)Any release, discharge, modification, impairment or limitation of the liability of a Debtor Borrower from its liability under any of the Loan Documents or any release or discharge of any endorser or guarantor or of any other party at any time directly or contingently liable for the Obligations, whether or not consented to by the Administrative Agent or any Lender;

(6)Any assignment or other transfer of the Obligations in whole or in part or of any of the Loan Documents  (except as provided herein); and

(7)Any acceptance of partial performance of the Obligations.

(v) Each Borrower unconditionally waives the following defenses to the enforcement of its guarantee of the other Borrower’s Obligations:

(1)All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance;

(2)Any right to require the Administrative Agent to proceed against the Debtor Borrower or any guarantor at any time, or to proceed against or exhaust any security held by the Administrative Agent or any Lender at any time, or to pursue any other remedy whatsoever at any time;

(3)Any defense arising by reason of any invalidity or unenforceability of any of the Loan Documents or any provision thereof, or any disability of the Debtor Borrower or any guarantor or of any manner in which the Administrative Agent or any Lender has exercised its rights and remedies under the Loan Documents, or by any cessation from any cause whatsoever of the liability of the Debtor Borrower or any guarantor;

(4)Any defense based on any action taken or omitted by the Administrative Agent or any Lender in any Insolvency Proceeding involving the Debtor Borrower or any guarantor, including any election to have the Administrative Agent’s or any Lender’s claim allowed as being secured, partially secured or unsecured, any extension of credit by the Administrative Agent or any Lender to the Debtor Borrower in any Insolvency Proceeding and the taking and holding by the Administrative Agent or such Lender of any security for any such extension of credit;

(5)Any defense based upon an election of remedies by the Administrative Agent, including, without limitation, any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including but not limited to, remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of the Guaranteeing Borrower or the rights of the Guaranteeing Borrower to proceed against the Debtor Borrower or any guarantor for reimbursement;

(6)Any right the Guaranteeing Borrower may have to a hearing with respect to the fair market value of any property subject to a mortgage, either before or after foreclosure;

(7)Any duty of the Administrative Agent or any Lender to advise the Guaranteeing Borrower of any information known to the Administrative Agent or such Lender, as the case may be, regarding the financial condition of the Debtor Borrower and all other circumstances affecting the Debtor Borrower’s ability to perform its obligations to the Administrative Agent and the Lenders; the

Guaranteeing Borrower assumes the responsibility for being and keeping informed regarding such condition or any such circumstances; and

Any rights of subrogation, reimbursement, exoneration, contribution and indemnity, and any rights or claims of any kind or nature against the Debtor Borrower which arise out of or are caused by this Agreement, and any rights to enforce any remedy which the Administrative Agent or any Lender now has or may hereafter have against the Debtor Borrower, and any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent or such Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrowers, the Lenders, the Issuing Bank and the Administrative Agent have executed this Agreement as of the date first above written.

GLOBUS MEDICAL, INC., as Borrower

By: /s/ Keith Pfeil
Name:Keith Pfeil
Title:Chief Financial Officer

GLOBUS MEDICAL NORTH AMERICA, INC., as Borrower

By: /s/ Keith Pfeil
Name:Keith Pfeil
Title:Chief Financial Officer

Signature Page to
Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender, as Issuing Bank, as Swingline Lender, and as Administrative Agent

By: /s/ Maria Massimino
Name:Maria Massimino
Title:Senior Vice President

Signature Page to
Credit Agreement

CITIZENS BANK, N.A., as a Lender

By: /s/ James Harbeson
Name:James Harbeson
Title:Director

Signature Page to
Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By: /s/ Scott MacVicar
Name:Scott MacVicar
Title:Authorized Signatory

Signature Page to
Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By: /s/ W. E. Briggs IV
Name:William E. Briggs IV
Title:Authorized Signatory

Signature Page to
Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By: /s/ Kevin Chinn
Name:Kevin Chinn
Title:Senior Vice President

Signature Page to
Credit Agreement

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Joseph D. Hricovsky
Name:Joseph D. Hricovsky
Title:Senior Vice President

Signature Page to
Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By: /s/ Michael King
Name:Michael King
Title:Authorized Signatory

Signature Page to
Credit Agreement

SCHEDULE 1

COMMITMENTS

Lender:	Revolving Commitment:
U.S. BANK NATIONAL ASSOCIATION	$150,000,000.00
CITIZENS BANK, N.A.	$75,000,000.00
ROYAL BANK OF CANADA	$65,000,000.00
GOLDMAN SACHS BANK USA	$30,000,000.00
HSBC BANK USA, NATIONAL ASSOCIATION	$30,000,000.00
THE HUNTINGTON NATIONAL BANK	$25,000,000.00
MORGAN STANLEY BANK, N.A.	$25,000,000.00
TOTAL COMMITMENTS	$400,000,000.00